UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DexCom, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2018

To Our Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of DexCom, Inc. to be held at DexCom’s offices located at 6310 Sequence Drive, San Diego, California 92121, on May 31, 2018, at 2:00 p.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

We are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the meeting.

Sincerely,

Kevin Sayer
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet at www.proxyvote.com or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other holder of record (your record holder) and you have not given your record holder instructions to do so, your record holder will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of DexCom’s independent registered public accounting firm. We strongly encourage you to vote.

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of DexCom, Inc., a Delaware corporation. The meeting will be held on May 31, 2018 at 2:00 p.m. local time at our offices located at 6310 Sequence Drive, San Diego, California 92121, for the following purposes:

1. To elect three Class I directors to hold office until our 2021 Annual Meeting of Stockholders. DexCom’s Board of Directors has nominated the following persons for election as Class I directors:

Terrance H. Gregg

Kevin Sayer

Nicholas Augustinos

2. To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

3. To hold a non-binding vote on an advisory resolution to approve executive compensation.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the annual meeting is April 3, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection at DexCom’s principal executive offices at the address listed above.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

By Order of the Board of Directors

Kevin Sayer
President and Chief Executive Officer

San Diego, California

April 20, 2018

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 31, 2018

INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

The accompanying proxy is delivered and solicited on behalf of the Board of Directors of DexCom, Inc., a Delaware corporation, in connection with the 2018 Annual Meeting of Stockholders, which is being held at 2:00 p.m. local time on May 31, 2018 at our offices located at 6310 Sequence Drive, San Diego, California 92121. The Notice of Internet Availability of Proxy Materials (“Notice”) and proxy statement and form of proxy are being distributed and made available on the Internet on or about April 20, 2018. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. The proxy materials include our proxy statement for the annual meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2017, and the proxy card or a voting instruction card for the annual meeting.

Voting Rights

Only stockholders of record of DexCom, Inc. (“DexCom” or the “Company”) common stock on April 3, 2018, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 88,074,614 shares of common stock outstanding. For 10 days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.

The holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock entitled to vote at the annual meeting, the annual meeting may be adjourned by the chairperson of the annual meeting to a subsequent date for the purpose of obtaining a quorum.

For Proposal No. 1, regarding an election of directors, our Bylaws and our Corporate Governance Principles require that directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, if applicable, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, promptly following such person’s election or re-election, submit to the Board an irrevocable resignation effective upon such person’s failure to receive the required vote at the next annual meeting at which they face re-election. Following an uncontested election in which any nominee who does not receive a majority of votes cast “For” his or her election, the Board is required to decide whether to accept such resignation, and it will disclose its decision- making process. In contested elections, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Corporate Governance Principles, which is available at http://investor.shareholder.com/dexcom/governance.cfm.

The other proposals require the approval of a majority of shares present and entitled to vote on the matter either in person or by proxy. Abstentions and broker non-votes will not be counted for any purpose in determining whether these proposals have been approved, except with regards to Proposal No. 2, which is considered a routine proposal and is subject to the discretionary vote by the holder.

On each matter to be voted upon, stockholders of record have one vote for each share of common stock owned by them as of the close of business on April 3, 2018, the record date for the annual meeting. Stockholders may not cumulate votes in the election of directors.

Admission to Meeting

You are entitled to attend the annual meeting if you were a stockholder of record or a beneficial owner of our common stock as of April 3, 2018, the record date, or you hold a valid legal proxy for the annual meeting. If you are a stockholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the annual meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Recommendations of the Board of Directors

DexCom’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 2); and

•	FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3).

Voting via the Internet, by Telephone or by Mail

Holders of shares of DexCom common stock whose shares are registered in their own name with DexCom’s transfer agent, American Stock Transfer & Trust Company, are record holders. As an alternative to voting in person at the annual meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. If you are a stockholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 2), and FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

DexCom stockholders whose shares are not registered in their own name with American Stock Transfer & Trust, are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, simply complete and mail the voting instruction card provided to you by your record holder to ensure that your vote is counted. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of DexCom’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares in person at the annual meeting.

For those stockholders who receive a Notice (described under “Internet Availability of Proxy Materials” below), the Notice provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice, you can request a printed copy of your proxy materials by following the instructions contained in the Notice.

Revocation of Proxies

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to DexCom’s Secretary at DexCom’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described under “Admission to Meeting” above.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by DexCom. Following the original mailing of the soliciting materials, the company and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Results of Annual Meeting

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K no later than four business days after the date the annual meeting ends.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

As of the date of mailing of this Proxy Statement, our Board of Directors (“Board of Directors” or “Board”) consists of nine members and is divided into three classes, each of which has a three-year term. Class I currently consists of Terrance H. Gregg, Kevin Sayer and Nicholas Augustinos, Class II currently consists of Steven R. Altman, Barbara E. Kahn and Jay S. Skyler, and Class III currently consists of Richard Collins, Mark Foletta and Eric J. Topol. Three Class I directors are to be elected at this annual meeting to serve until our 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes II and III expire at our 2019 and 2020 Annual Meetings of Stockholders, respectively.

The nominees for Class I directors are Terrance H. Gregg, Kevin Sayer and Nicholas Augustinos, each of whom is a current director. Mr. Gregg was originally elected by our stockholders to the Board in May 2005, Mr. Sayer, who is also our President and Chief Executive Officer, was appointed by the Board in November 2007 and Mr. Augustinos was appointed by the Board in November 2009. Each of Messrs. Gregg, Sayer and Augustinos has agreed to continue to serve as directors if elected, and we have no reason to believe that the nominees will be unable to serve.

Directors are elected by a majority of votes cast in an uncontested election. A majority of the votes cast means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected) the vote standard would be a plurality of the votes cast.

In accordance with our Corporate Governance Principles (available on our website at http://investor.shareholder.com/dexcom/governance.cfm), the Board will nominate for election only candidates who agree, if elected, to tender, promptly following such person’s election or re-election, an irrevocable resignation that will be effective upon (i) such person’s failure to receive the required vote at the next annual meeting at which they face re-election, and (ii) the Board’s acceptance of such resignation, at which point, any unvested portion of annual equity grants to a director whose resignation becomes effective shall become fully vested. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board. Each of Messrs. Gregg, Sayer and Augustinos has provided an irrevocable resignation.

If an incumbent director fails to receive the required vote for election, then, within 90 days following certification of the stockholder vote, the Board will disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any director who tenders his or her resignation pursuant to this provision of our Corporate Governance Principles may not participate in the Board action regarding whether to accept the resignation offer.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

The following is biographical information as of March 17, 2018 for the nominees for Class I directors and each person whose term of office as a Class II or III director will continue after the annual meeting.

Name	Age	Position
Class I Directors
Terrance H. Gregg	69	Executive Chairman of the Board of Directors
Kevin Sayer	60	President, Chief Executive Officer (“CEO”) and Director
Nicholas Augustinos	59	Director
Class II Directors
Steven R. Altman	56	Director
Barbara E. Kahn	65	Director
Jay S. Skyler, M.D.	71	Director
Class III Directors
Richard A. Collins	61	Director
Mark Foletta	57	Lead Independent Director
Eric Topol, M.D.	63	Director

Nominees for Election for a Three-year Term Expiring at the 2021 Annual Meeting

Terrance H. Gregg has served on our Board since May 2005 and served as our Chief Executive Officer from June 2007 until January 2015. Mr. Gregg concurrently served as our President from June 2007 to June 2011. Effective January 1, 2015, Mr. Gregg assumed a new role with DexCom as Executive Chairman of the Board of Directors. In this role, Mr. Gregg is employed as an executive officer and will continue to lead our external efforts. From 1999 to June 2007, Mr. Gregg served as a director of Vasogen, Inc., an immunotherapy company focused on heart failure and neurogenerative diseases, and served as its Chairman from 2006 to 2007. Mr. Gregg served as a Special Venture Partner with Galen Collaborative Capital, a private equity firm from 2004 to 2017. Mr. Gregg also served on Sectoral Asset Management’s New Emerging Medical Opportunities Advisory Board, a private equity fund focused on companies involved with the development of new pharmaceuticals, medical technology and related products to serve the global healthcare market from 2015 to 2017. From July 2002 to September 2004, Mr. Gregg served as a senior advisor to the diabetes business of Medtronic, Inc., a medical technology company. Mr. Gregg served as President and Chief Operating Officer of MiniMed, Inc., a medical technology company focused on insulin pumps for people with diabetes, from October 1996 until its acquisition by Medtronic, Inc. in August 2001, and Mr. Gregg served as a Vice President of Medtronic and President of Medtronic MiniMed after the acquisition until July 2002. Mr. Gregg formerly served as the Chairman of the American Diabetes Association Research Foundation Board. Mr. Gregg received a B.S. from Colorado State University. As our Executive Chairman, Mr. Gregg brings to the Board significant senior leadership, industry, technical, and global experience.

Kevin Sayer has served on our Board since November 2007 and as our President since June 2011. From January 2013 until January 2015, Mr. Sayer also served as our Chief Operating Officer. In connection with Mr. Gregg assuming a new role as Executive Chairman of the Board of Directors, Mr. Sayer assumed the role of Chief Executive Officer effective on January 1, 2015. From April 2007 to December 2010, Mr. Sayer served as Chief Financial Officer of Biosensors International Group, Ltd. (“Biosensors”), a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors, from May 2005 to April 2007, Mr. Sayer served as an independent healthcare and medical technology industry consultant. From March 2004 to May 2005, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. From August 2002 to March 2004, Mr. Sayer worked as an independent healthcare and medical technology industry consultant. Mr. Sayer served as Chief Financial Officer of MiniMed, Inc. from May 1994 until it was acquired by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002. Mr. Sayer is a Certified Public

Accountant (inactive) and received his Master’s Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University. As CEO, Mr. Sayer has direct responsibility for our strategy and operations.

Nicholas (Nick) Augustinos has served on our Board since November 2009. Since December 2015, Mr. Augustinos has served as President and CEO of Aver, Inc., a company specializing in bundled payment and analytics solutions. He served on the Board of Directors of Aver since September 2014. From November 2011 until December 2015, Mr. Augustinos worked for Cardinal Health, Inc. as its Senior Vice President for Health Information Services and Strategy. From March 2005 through October 2011, Mr. Augustinos worked for Cisco Systems, Inc. (“Cisco”), a networking company. At Cisco, he held various positions, including Director of Cisco’s Internet Business Solutions Group, Senior Director, Global Healthcare Solutions Group, and Senior Director of Global Healthcare Operations. In January 2015, Mr. Augustinos was appointed to the Board of Directors of the California Health Care Foundation (“CHCF”), which seeks to improve care for all Californians through innovations that improve quality, increase efficiency, and lower the cost of care. Prior to CHCF he served on the Board of Directors of the SCAN Foundation, an organization dedicated to advancing the development of a sustainable continuum of quality care for seniors, from June 2011 until December 2014. Mr. Augustinos served on the Board of Directors of Audax Health, now Rally, from March 2012 until February 2014. With a 31-year career in healthcare and healthcare technology, Mr. Augustinos has broad managerial, consulting and business development experience in the private and public sectors. Mr. Augustinos has worked with a diverse range of leading healthcare delivery systems, healthcare insurers and government organizations globally and brings to the Board significant business and market development experience with growth companies.

Directors Continuing in Office Until the 2019 Annual Meeting

Steven R. Altman has served on our Board since November 2013. From November 2011 through January 2014, Mr. Altman served as the vice chairman of Qualcomm Incorporated (“Qualcomm”) and a member of Qualcomm’s executive committee. Mr. Altman previously served as the president of Qualcomm from July 2005 to November 2011, as Executive Vice President from November 1997 to June 2005 and as President of Qualcomm Technology Licensing from September 1995 to April 2005. Mr. Altman was the chief architect of Qualcomm’s strategy for licensing its broad intellectual property portfolio for wireless communications, which has accelerated the growth of CDMA technology. Mr. Altman served on the board of Ubiquiti Networks, Inc., a publicly traded company that develops networking technology for service providers and enterprises, from October 2013 to December 2015. Mr. Altman received a B.S. from Northern Arizona University in Police Science and Administration and a J.D. from the University of San Diego. Mr. Altman brings to the Board significant senior leadership, and technical and global experience. Mr. Altman’s experiences with Qualcomm allow him to provide DexCom with valuable insights on corporate strategy and initiatives that are critical to the continued growth and maturation of DexCom.

Barbara E. Kahn has served on our Board since April 2011. Since January 2011, Dr. Kahn has served as the Patty and Jay H. Baker Professor of Marketing at The Wharton School, where she previously served as the Director of the Jay H. Baker Retailing Center from January 2011 to June 2017, Vice Dean of Wharton Undergraduate Division from 2003 to 2007, and the Dorothy Silberberg Professor of Marketing from June 1990 to July 2007. Prior to rejoining Wharton, Dr. Kahn served for three and a half years as the Dean and Schein Family Chair Professor of Marketing at the School of Business Administration, University of Miami, Coral Gables, Florida from August 2007 to January 2011. Dr. Kahn received her Ph.D., M.B.A. and M.Phil degrees from Columbia University, and a B.A. in English Literature from the University of Rochester. Through Dr. Kahn’s experience in consumer-based research, she provides the Board with senior leadership and important guidance on issues relating to market and product development.

Jay S. Skyler, M.D., MACP has served on our Board since September 2002. Dr. Skyler is a Professor of Medicine, Pediatrics and Psychology and Deputy Director of the Diabetes Research Institute at the University of Miami in Florida, where he has been employed since 1976. For 22 years, Dr. Skyler also served as Study

Chairman for the National Institute of Diabetes & Digestive & Kidney Diseases Type 1 Diabetes clinical trials network. He is a past President of the American Diabetes Association and a past Vice-President of the International Diabetes Federation. Dr. Skyler served as a director of Amylin Pharmaceuticals, Inc. until its acquisition by Bristol-Myers Squibb Company in August 2012, and served as a director of MiniMed, Inc. until its acquisition by Medtronic, Inc. in 2001. Dr. Skyler received a B.S. from Pennsylvania State University and an M.D. from Jefferson Medical College. As a scholar and educator in the field of endocrinology, Dr. Skyler brings to the Board industry and technical experience directly related to DexCom’s research and development activities. In addition, Dr. Skyler’s board service with other public companies provides cross-board experience.

Directors Continuing in Office until the 2020 Annual Meeting

Richard Collins has served on our Board since March 2017 after being appointed to fill the vacancy left by Jack Lord’s resignation. Mr. Collins has been a self-employed consultant since October 2013. From March 2011 to October 2013 Mr. Collins was the Chief Executive Officer for UnitedHealthcare’s Northeast Region and was President, Director and/or Chairman of numerous UnitedHealthcare subsidiaries including Oxford Health Plans, Mid Atlantic Medical Services and UHC Insurance Company of New York. From July 2005 through December of 2012 Mr. Collins served as the President – Individual Line of Business for UnitedHealthcare and the Chairman and Chief Executive Officer of Golden Rule Financial Corporation. Prior to 2011, Mr. Collins also held leadership positions in pricing, underwriting and healthcare economics with UnitedHealthcare. Mr. Collins has previously served on the Boards of Fairbanks Hospital in Indianapolis, Indiana, The Nature Conservancy—Indiana, United Healthcare Children’s Foundation and the Council for Affordable Health Insurance. Mr. Collins received a B.S. from Maine Maritime Academy and completed the executive development program at Harvard University’s John F. Kennedy School of Government. Mr. Collin’s significant experience in healthcare insurance and administration, including his tenure during a period in which UnitedHealthcare grew from a mid-cap health insurer into one the largest public corporations in America, qualify him to serve on the Board.

Eric Topol, M.D. has served on our Board since July 2009. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Executive Vice President and Professor of Molecular Medicine at the Scripps Research Institute, and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western Reserve University as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol serves as a digital medical advisor to Walgreens and Blue Cross Blue Shield Association. In April 2009, he co-founded the West Wireless Health Institute, a non-profit foundation for applied medical research and policy on the prevention of aging. As a practicing physician, academic and thought leader in wireless healthcare technologies, Dr. Topol is uniquely situated to provide the Board with guidance on its technology, clinical and market development.

Mark Foletta has served on our Board since November 2014 and has served as our Lead Independent Director since November 2015. Mr. Foletta has been the Chief Financial Officer and Executive Vice President of Tocagen, Inc. since February 2017. Mr. Foletta previously served as Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from March 2006 through Amylin’s acquisition by Bristol Myers-Squibb Company in August 2012, and as Vice President, Finance and Chief Financial Officer of Amylin from 2000 to 2006. Prior to joining Amylin in 2000, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd. from 1986 to 2000 and served as an Audit Manager with Ernst & Young. Mr. Foletta is currently a member of the Board of Directors and Audit Committee of AMN Healthcare Services, Inc., a publicly traded healthcare workforce solutions provider, and Regulus Therapeutics, Inc., a publicly traded biopharmaceutical company. From August 2015 to July 2016, Mr. Foletta served as the interim CFO of Biocept, Inc., an early commercial-stage publicly traded molecular oncology diagnostics company. Mr. Foletta is also on the Board of Directors of Viacyte, Inc., a private biotechnology company. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara and is a member of the Corporate Directors Forum. Mr. Foletta’s considerable audit and financial experience in the biotechnology and pharmaceutical sectors qualifies him to serve on the Board.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

Under The Nasdaq Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Gregg, our Executive Chairman of the Board and our former Chief Executive Officer, and Mr. Sayer, our President and Chief Executive Officer. In making its independence determinations, the Board reviewed transactions and relationships between or among us or one of our subsidiaries or affiliates, and each director, or any member of his or her immediate family, and our independent registered public accounting firm based on information provided by the directors, our records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any other public company for which the non-employee director serves as a director.

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable Nasdaq listing standards and as required by SEC rules and regulations.

Board Leadership Structure

Our Corporate Governance Principles, available at http://investor.shareholder.com/dexcom/governance.cfm, provide that our Board of Directors shall be free to choose its Executive Chairman in any way that it considers in the best interests of our company, and that the nominating and governance committee shall periodically consider the leadership structure of our Board of Directors and make such recommendations related thereto to the Board of Directors with respect thereto as the nominating and governance committee deems appropriate. Our Corporate Governance Principles also provide that, if the Executive Chairman is also the CEO or if the Executive Chairman is a former employee, the independent directors shall designate a “lead independent director.” In such cases, the Executive Chairman schedules and sets the agenda for meetings of the Board of Directors, and the Executive Chairman, or if the Executive Chairman is not present, the lead independent director, chairs such meetings. The responsibilities of the Executive Chairman or, if the Executive Chairman is also the CEO or a former employee, the lead independent director include: presiding at executive sessions, being available, under appropriate circumstances, for consultation and direct communication with stockholders and performing such other responsibilities as requested by the Board of Directors. The lead independent director encourages direct dialogue between all directors and management.

Our Board of Directors believes that our stockholders and DexCom currently are best served by having Kevin Sayer, our CEO, serve as a member of the board, Terry Gregg, our former CEO and Executive Chairman, serve as Executive Chairman of the Board, and Mark Foletta serve as lead independent director. Our Board of

Directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Sayer’s and Mr. Gregg’s extensive executive leadership and operational experience, including familiarity with our business. In addition, separation of the office of Executive Chairman allows Mr. Sayer to focus on his duties as CEO. Our independent directors bring experience, oversight and expertise from outside of our company, while our CEO and Executive Chairman bring company and industry specific experience and expertise. Our Board of Directors believes that this governance structure provides strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our Board of Directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the Board of Directors and sound corporate governance policies and practices.

Board of Directors’ Role in Risk Oversight

Management continually monitors the material risks we face, including financial risk, strategic risk, enterprise and operational risk and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. Our Board of Directors performs these functions in a number of ways, including the following:

•	at its regularly scheduled meetings, the Board of Directors receives management updates on our business operations, financial results, committee activities, and strategy and discusses risks related to the business;

•	the audit committee assists the Board of Directors in its oversight of risk management by discussing with management our guidelines and policies regarding financial, cybersecurity and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and mitigate such exposures;

•	the nominating and governance committee assists the Board of Directors in its oversight of DexCom’s legal compliance policies, including its Insider Trading Policy, compliance risk exposures and the steps management has taken to monitor or mitigate such exposures;

•	the compensation committee assists the Board of Directors by evaluating potential risks related to our compensation programs;

•	through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial, legal and operational risks; and

•	a substantial portion of our compensation paid to employees is time-based equity that is oriented to performance as its value derives from our stock price.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2017, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee
Terrance H. Gregg
Kevin Sayer
Steven R. Altman			X		X
Nicholas Augustinos	X				X
Richard Collins	X
Mark Foletta	X	*	X
Barbara E. Kahn	X
Jay S. Skyler, M.D.			X		X	*
Eric Topol, M.D.			X	*	X
Total meetings (including actions by unanimous written consent) in fiscal year 2017	10		6		4

*	Committee Chairperson.

Audit Committee

The audit committee operates pursuant to a written charter that is available at http://investor.shareholder.com/dexcom/governance.cfm. The audit committee reviews and evaluates our financial statements, accounting practices and our internal accounting procedures, selects and engages our independent registered public accounting firm and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm. In addition, the audit committee evaluates our potential financial, enterprise and operating risk exposures.

Audit Committee Financial Experts. Our Board has determined that Mr. Foletta qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. In addition, each member of our audit committee possesses the financial qualifications required of audit committee members set forth in applicable Nasdaq listing standards. The Board made a qualitative assessment of the committee members’ level of knowledge and experience based on a number of factors, including formal education and experience.

Compensation Committee

The compensation committee operates pursuant to a written charter that is available at http://investor.stockholder.com/dexcom/governance.cfm. The compensation committee reviews and determines the compensation and benefits of our executive officers, reviews and recommends to our Board the compensation for our non-employee directors, reviews annually and recommends to our Board cash-based and equity-based incentive compensation under our equity compensation and employee benefits plans and reviews our general policies relating to compensation and benefits. See “Executive Compensation—Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the committee’s role, processes and activities in overseeing executive compensation. In addition, the compensation committee evaluates the potential risks related to our compensation programs.

Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). No member of the compensation committee has accepted directly or indirectly any consulting, advisory or other compensatory fee from DexCom or any subsidiary thereof.

Compensation Committee Policies and Procedures. The compensation committee annually reviews and evaluates base salary and bonuses for all executive officers, and in conducting such reviews, places significant consideration upon the recommendations by the CEO, along with the rationale for such recommendations, with the exception of the compensation review of the CEO himself. The compensation committee reviews management’s recommendations for compensation and benefits for executive officers. The compensation committee reviews and determines the amount and composition of executive compensation to be paid to the executive officers, including the Executive Chairman and CEO. The CEO does not participate in the compensation committee’s review or decision as to their respective compensation packages. In establishing individual compensation levels, the compensation committee considers our overall strategic objectives and performance, our stock performance, peer group comparisons and individual performance. No formula is used to determine an executive’s salary. Our overall performance and the achievement of financial and business objectives are considered.

Management’s Role in the Compensation-Setting Process. Management, including our named executive officers, plays some role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, assisting in establishing performance targets and objectives, and recommending salary levels and equity awards. The CEO and SVP – Human Resources work with the compensation committee in establishing the agenda for compensation committee meetings. Management also prepares meeting information for each compensation committee meeting.

Use of Compensation Consultants. The compensation committee has in the past engaged Compensia, Inc. to conduct a review and analysis of how our compensation practices compare with our peer group of companies, including during 2015, 2016 and 2017. During fiscal 2017, the compensation committee reviewed the fees provided to the compensation consultant relative to its revenue, the services provided by the compensation consultant to the compensation committee, the relationships between the compensation consultant and its consultants and our executive officers, and other factors relating to the compensation consultant’s independence, and concluded that it is independent within the meaning of the listing standards of Nasdaq and that its engagement did not present any conflict of interest.

Nominating and Governance Committee

The nominating and governance committee operates pursuant to a written charter that is available at http://investor.shareholder.com/dexcom/governance.cfm. The nominating and governance committee makes recommendations to our Board of Directors concerning candidates for election to our Board of Directors and oversees our compliance activities and other corporate governance matters. In addition, the nominating and governance committee evaluates the potential risks related to legal compliance.

The nominating and governance committee considers director nominees recommended by sitting directors, officers, employees, stockholders and others using the same criteria to evaluate all candidates. The nominating and governance committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the nominating and governance committee recommends the candidate for consideration by the full Board. The nominating and governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, but has not done so to date.

Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals: responsibility to our stockholders, technology leadership in diabetes care, increasing access to our technologies, effective execution, high customer satisfaction and superior employee working environment. The nominating and governance committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as personal skills, business, financial reporting and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the nominating and governance committee considers these factors in the light of the specific needs of the Board at that time. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the nominating and governance committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business effectively. Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend our annual meetings of stockholders.

The nominating and governance committee will consider director candidates recommended by stockholders. The nominating and governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “Stockholder Proposals for Annual Meeting” on page 52 of this Proxy Statement. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the nominating and governance committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met (including actions by unanimous written consent) six times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. All members of our Board of Directors attended our annual meeting of stockholders in 2017.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics for Employees and Directors that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, which applies to our chief executive officer, chief financial officer, vice president of financial planning and analysis, corporate controller, and other employees of the finance department designated by our Chief Financial Officer (“CFO”). These codes are available at http://investor.shareholder.com/dexcom/governance.cfm. If we make any material substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

In addition, the key practices and procedures of the Board are outlined in the Corporate Governance Principles available on our website at http://investor.shareholder.com/dexcom/governance.cfm.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Secretary, at 6340 Sequence Drive, San Diego, California 92121. Our Secretary will forward the communication to the Board. We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Secretary is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders.

DIRECTOR COMPENSATION

The general philosophy of our Board is that compensation for non-employee directors should reward them for a year of service in fulfilling their oversight responsibilities. We do not compensate our Executive Chairman or our Chief Executive Officer for Board service in addition to their regular employee compensation. Each year, the compensation committee evaluates the appropriate level and form of compensation for non-employee directors and recommends changes, if any, to the Board. The compensation committee considers advice from Compensia, when appropriate. Based on our 2017 Board compensation assessment with respect to compensation payable for 2017, both the total pay per director and our total director pay relative to peers approximated the then-current peer median. Our Board reviews the compensation committee’s recommendations and then determines the amount of director compensation. As described more fully below, non-employee director compensation is in the form of equity to align further the longer-term interests of the individual directors with those of our stockholders.

Annual Retainers Paid to Non-Employee Directors. During 2017, none of our non-employee directors received a cash annual retainer to compensate them for their service our Board of Directors; instead they received equity awards with a fair value equivalent to $300,000, which are discussed below. In addition, the chairman of the audit committee, the chairman of the compensation committee, the chairman of the nominating and governance committee and the Lead Independent Director received annual retainers with values equal to $27,500, $20,625, $13,750 and $13,750, respectively. Consistent with our philosophy to conserve our cash resources, directors were paid applicable chairmanship retainers through grants of restricted stock units with values correlating to the amounts set forth above during 2017, as discussed below. All of our directors, including our non-employee directors, are reimbursed for their reasonable expenses in attending Board of Directors and committee meetings.

Equity Awards Granted to Non-Employee Directors. Under our 2015 Equity Incentive Plan, or EIP, our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time, subject to an annual limit. For 2017, each of our non-employee directors received an annual grant of restricted stock units with a fair value equivalent to $300,000 based on the 15-day average fair market value prior to the date of grant. Each restricted stock unit grant to our directors vests in one annual installment 12 months after the date of grant. Annual grants to our non-employee directors are made on the date of the annual meeting of stockholders. New directors receive a restricted stock unit grant with a fair value equivalent to $300,000 pro-rated for the portion of time remaining in the year until the next round of annual grants is made. Vesting of outstanding equity awards held by directors is accelerated in full upon a change in control of DexCom.

Each member of our Board is required to own shares of DexCom stock with an aggregate market value equal to three times his or her annual retainer. These stock ownership guidelines are effective for a director within three years of becoming a member of the Board. All of our directors who have served three years or more on our Board currently are in compliance with these guidelines. Ownership levels are determined by including stock acquired through open market purchases, shares vested and unvested pursuant to restricted stock unit grants, as well as the in-the-money value of vested stock options. However, directors may sell enough shares to cover their income tax liability on vested equity awards. Directors who have met the guidelines are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.

2017 Director Compensation Table

The following table provides information for 2017 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2017. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. Consistent with our philosophy to conserve our cash resources, those non-employee directors entitled to annual retainers were only issued restricted stock units, and no non-employee directors received cash compensation in 2017. Neither Mr. Sayer nor Mr. Gregg received compensation for their service as director while an employee.

Name	Stock Awards(1)	Annual Retainer (if any)	Total
Steven R. Altman	$300,000		$300,000
Nicholas Augustinos	$300,000		$300,000
Richard Collins(2)	$369,041		$369,041
Mark Foletta	$300,000	$41,520	$341,520
Barbara E. Kahn	$300,000		$300,000
Jay S. Skyler, M.D.	$300,000	$13,750	$313,750
Eric Topol, M.D.	$300,000	$20,625	$320,625

(1)	These amounts reflect the grant date fair value of restricted stock units granted during 2017, computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 27, 2018. As of December 31, 2017, Mr. Altman had 4,353 unvested restricted stock units, Mr. Augustinos had 4,353 unvested restricted stock units, Mr. Collins had 5,355 unvested restricted stock units, Mr. Foletta had 4,952 unvested restricted stock units, Dr. Kahn had 4,353 unvested restricted stock units, Dr. Skyler had options outstanding for 87,270 shares and 4,553 unvested restricted stock units, and Dr. Topol had 4,653 unvested restricted stock units.

(2)	Mr. Collins joined our Board in March 2017 and received a pro-rated restricted stock unit grant as a new director in addition to the annual restricted stock unit grant granted to all directors.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2017 and 2016. All fees described below were approved by the audit committee.

	Fiscal Year Ended December 31,
	2017	2016
Audit Fees(1)	$2,405,686	$1,849,766
Audit-Related Fees(2)	—	135,659
Tax Fees(3)	137,250	172,271
All Other Fees (4)	1,625	—

Total Fees	$2,544,561	$2,157,696

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements and the assessment of our internal control over financial reporting. Also includes fees for services associated with SEC registration statements on Form S-8 and Form S-3, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters and consents), our May 2022 Convertible Notes and our adoption of ASU 2014-09, Revenue from Contracts with Customers.

(2)	Represents fees related to accounting consultations.

(3)	Represents fees primarily related to Research and Development Tax Credit Analysis and Transfer Pricing Analysis

(4)	Represents fees for annual subscription for Ernst &Young’s online resource library and online document repository.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. This policy is set forth in the charter of the audit committee that is available at http://investor.shareholder.com/dexcom/governance.cfm.

The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm for auditing our consolidated financial statements and concluded they were.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless and only to the extent that DexCom specifically incorporates it by reference.

The audit committee reviewed and discussed with DexCom’s management and Ernst & Young LLP the audited consolidated financial statements of DexCom for the year ended December 31, 2017. The audit committee has also discussed with Ernst & Young LLP such matters as are required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from DexCom.

Based on the reviews and discussion referred to above, the audit committee recommended to the Board of Directors that such audited consolidated financial statements be included in DexCom’s annual report on Form 10-K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission on February 27, 2018.

Audit Committee

Mark Foletta, Chairman

Nicholas Augustinos

Barbara E. Kahn

Richard A. Collins

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This matter is being submitted to enable stockholders to express views on the design and effectiveness of our executive compensation program. Our goal for our executive compensation program is to support our key strategic and financial goals, and to attract, motivate and retain a talented, entrepreneurial and creative team of executive officers who will provide leadership for our success. Our executive compensation program seeks to accomplish these goals in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which is conservative as to base salary cash compensation relative to our peer group of companies as we work to achieve and maintain profitability, and emphasizes long-term equity awards as well as achievement of various financial and operational goals, satisfies this objective and is strongly aligned with the long-term interests of our stockholders. We believe the compensation program for our named executive officers was instrumental in helping us achieve strong performance in 2017, including generating a record full fiscal year 2017 revenue of $718.5 million, an increase of $145.2 million, or 25%, as compared to 2016, and an increase of $316.5 million, or 79%, as compared to 2015.

We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the compensation committee in 2017.

The Board of Directors has determined to hold a “say on pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

We are requesting that stockholders cast a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement for the 2018 annual meeting of stockholders (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) is hereby APPROVED.

As an advisory vote, this proposal is not binding upon us. However, our Board and the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3, AS SET FORTH IN THE RESOLUTION ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 3, 2018 for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each named executive officer as set forth in the summary compensation table below; and

•	all executive officers and directors as a group.

The percentage of shares beneficially owned is based on 88,074,614 shares of common stock outstanding as of April 3, 2018. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless indicated above, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable and restricted stock units that will vest within 60 days of April 3, 2018 are deemed to be outstanding and to be beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Number	Percentage
Directors and Named Executive Officers
Donald M. Abbey(1)	34,778	*
Steven R. Altman(2)	62,855	*
Nicholas Augustinos(3)	31,015	*
Andrew K. Balo(4)	38,224	*
Quentin S. Blackford(5)	1,398	*
Richard A. Collins(6)	5,855	*
Richard Doubleday(7)	36,311	*
Mark Foletta(8)	18,095	*
Terrance H. Gregg(9)	496,930	*
Barbara E. Kahn(10)	27,448	*
Steven R. Pacelli(11)	68,103	*
Jess Roper	—	*
Kevin Sayer(12)	257,710	*
Jay S. Skyler, M.D.(13)	124,080	*
Kevin Sun(14)	12,206	*
Eric Topol, M.D.(15)	104,562	*
All directors and executive officers as a group (19 persons)(16)	1,319,570	1.8%
All 5% Stockholders
T. Rowe Price Associates, Inc.(17)	9,988,655	11.3%
Janus Henderson Group PLC(18)	8,678,398	9.9%
Wellington Management Group LLC(19)	8,320,596	9.4%
The Vanguard Group(20)	6,994,163	7.9%
FMR LLC(21)	6,502,336	7.4%
Baillie Gifford & Co.(22)	5,550,584	6.3%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Represents 18,333 restricted stock units that vest within 60 days of April 3, 2018 as well as 16,445 shares held directly by Mr. Abbey.

(2)	Represents 4,353 restricted stock units that vest within 60 days of April 3, 2018 as well as 58,502 shares held directly by a trust of which Mr. Altman is a trustee.

(3)	Represents 4,353 restricted stock units that vest within 60 days of April 3, 2018 as well as 26,662 shares held directly by Mr. Augustinos.

(4)	Represents shares held directly by Mr. Balo.

(5)	Represents shares held directly by Mr. Blackford.

(6)	Represents 5,355 restricted stock units that vest within 60 days of April 3, 2018 as well as 500 shares held directly by Mr. Collins or by a trust of which Mr. Collins is a trustee.

(7)	Represents shares held directly by Mr. Doubleday or by a trust of which Mr. Doubleday is a trustee.

(8)	Represents 4,952 restricted stock units that vest within 60 days of April 3, 2018 as well as 13,143 shares held directly by Mr. Foletta or by a trust of which Mr. Foletta is a trustee.

(9)	Represents 496,930 shares held directly by Mr. Gregg, or by a trust of which Mr. Gregg is a trustee.

(10)	Represents 4,353 restricted stock units that vest within 60 days of April 3, 2018 as well as 23,095 shares held directly by a trust of which Dr. Kahn is a trustee.

(11)	Represents fully vested options to purchase 11,782 shares of our common stock, as well as 56,321 shares held directly by Mr. Pacelli.

(12)	Represents fully vested options to purchase 87,270 shares of our common stock, as well as 170,440 shares held directly by Mr. Sayer.

(13)	Represents 4,553 restricted stock units that vest within 60 days of April 3, 2018, fully vested options to purchase 87,270 shares of our common stock, as well as 22,257 shares held by a partnership in which Dr. Skyler is managing partner and maintains voting rights over these shares, and 10,000 shares held by his spouse, of which Dr. Skyler disclaims beneficial ownership.

(14)	Represents shares held directly by Mr. Sun.

(15)	Represents 4,653 restricted stock units that vest within 60 days of April 3, 2018 and 99,909 shares held by Topol Family Holdings, LLC for which Dr. Topol is a manager and maintains voting rights of these shares.

(16)	Represents fully vested options to purchase 248,822 shares of our common stock, 50,905 restricted stock units that vest within 60 days of April 3, 2018 and a total of 1,296,084 shares held directly by the directors and officers or by trusts in which the directors and officers are trustees.

(17)	Represents shares held by T. Rowe Price Associates, Inc. according to its Schedule 13G/A filing made on February 14, 2018. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(18)	Represents shares held by Janus Henderson Group PLC according to its Schedule 13G/A filing made on February 12, 2018. The address of Janus Henderson Group PLC is 201 Bishopsgate EC2M 3AE, United Kingdom.

(19)	Represents shares held by Wellington Management Group LLP according to its Schedule 13G/A filing made on February 8, 2018. The address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(20)	Represents shares held by The Vanguard Group according to its Schedule 13G/A filing made on February 09, 2018. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(21)	Represents shares held by FMR LLC according to its Schedule 13G/A filing made on February 13, 2018. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(22)	Represents shares held by Baillie Gifford & Co according to its Schedule 13G filing made on January 31, 2018. The address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS

The following is biographical information as of March 15, 2018 for our executive officers with the exception of our Chief Executive Officer and President and our Executive Chairman, each of whom is discussed above under Proposal 1 (Election of Directors).

Name	Age	Position
Donald M. Abbey	51	Executive Vice President, Quality and Regulatory Affairs
Heather Ace	48	Senior Vice President, Human Resources
Andrew K. Balo	70	Executive Vice President, Regulatory Strategy, Clinical Affairs, and Strategic Partnership Development
Quentin S. Blackford	39	Executive Vice President, Chief Financial Officer
Richard Doubleday	55	Executive Vice President, Chief Commercial Officer
Jake Leach	40	Senior Vice President, Research and Development
Jeffrey Moy	57	Senior Vice President, Operations
Patrick M. Murphy	39	General Counsel and Chief Compliance Officer
Steven R. Pacelli	46	Executive Vice President, Strategy and Corporate Development

Donald M. Abbey has served as our Executive Vice President, Quality and Regulatory Affairs since January 2017 and served as our Executive Vice President, Quality from May 2016 to January 2017. From March 2007 to April 2016 , Mr. Abbey served in executive roles for Becton Dickinson (the acquirer of CareFusion in March 2015 which itself was spun off from Cardinal Health in 2009), including as Senior Vice President, Quality and Regulatory for Becton Dickinson from March 2015 to May 2016, as Executive Vice President, Quality, Regulatory and Medical Affairs for CareFusion from May 2011 to March 2015, as Senior Vice President, Quality and Regulatory for CareFusion from October 2009 to May 2011, and as Senior Vice President, Quality and Regulatory for Cardinal Health from March 2007 to October 2009. Prior to 2007 Mr. Abbey held senior quality and regulatory affairs and general management positions with Respironics, Welch Allyn, and Philips Healthcare. Mr. Abbey began his career at Varian Medical and Boston Scientific holding positions of increasing responsibility in research and development and quality. Mr. Abbey received a B.S.E.E. from Washington State University and an M.B.A. from the University of Washington.

Heather Ace has served as our Senior Vice President, Human Resources since July 2016. Prior to DexCom, Ms. Ace served as Executive Vice President, Human Resources for Orexigen Therapeutics from January 2016 until July 2016. From January 2015 until January 2016, Ms. Ace served as Integration Leader for Royal Philips, leading the cross-functional integration of Philip Healthcare’s acquisition of Volcano Corporation. From May 2012 until January 2015, Ms. Ace served as Executive Vice President, Human Resources for Volcano Corporation. Prior to May 2012, Ms. Ace served various senior executive roles in human resources, post-acquisition / merger integration and employment law at Life Technologies. Ms. Ace began her career at Gray Cary Ware & Freidenrich (now DLA Piper), as a litigation and transactional employment attorney, specializing in mergers and acquisitions. Heather earned her B.A. in Law & Society from the University of California, Santa Barbara, and a J.D. from Santa Clara School of Law.

Andrew K. Balo has served as our Executive Vice President of Regulatory Strategy, Clinical Affairs, and Strategic Partnership Development since May 2016. From January 2015 until April 2016 Mr. Balo served as our Executive Vice President, Clinical, Regulatory and Quality. From March 2008 to January 2015, Mr. Balo served as our Senior Vice President of Clinical and Regulatory Affairs, and from February 2002 to March 2008, served as our Vice President of Clinical and Regulatory Affairs. From June 1999 to February 2002, Mr. Balo served as Vice President, Regulatory and Clinical Affairs of Innercool Therapies, Inc., a medical technology company. Mr. Balo has held several positions at St. Jude Medical including Clinical, Vice President, Quality, Regulatory and Clinical Affairs and was an officer of the company. Mr. Balo received a B.S. from the University of Maryland.

Quentin S. Blackford joined DexCom in September 2017 as its Executive Vice President and Chief Financial Officer. Prior to DexCom, Quentin served as Nuvasive’s Executive Vice President, Chief Financial

Officer from August 2014 to August 2017. In August 2016, Mr. Blackford was promoted to the role of Executive Vice President, Chief Financial Officer, Head of Strategy and Corporate Integrity in which role Mr. Blackford was responsible for leading Finance, Strategy, Corporate Development, Compliance, Quality and Regulatory. From July 2012 to August 2014, Mr. Blackford served as Nuvasive’s Executive Vice President of Finance and Investor Relations, and from January 2011 to June 2012, he served as Vice President, Finance. He was instrumental in several acquisitions to build upon NuVasive’s portfolio of products and entry into new product segments, as well as geographic expansion. Prior to his roles at Nuvasive, Mr. Blackford worked at Zimmer Holdings, Inc. where he led the organization’s Global Financial Planning & Analysis group, in addition to serving as Director of Finance and Controller of the Dental Division. Mr. Blackford has served as an independent member of the board of directors of Alphatec Holdings, Inc. since October 2017. Mr. Blackford obtained his Certified Public Accounting license (currently inactive) after receiving dual Bachelor of Science degrees in Accounting and Business Administration from Grace College.

Richard Doubleday has served as our Executive Vice President, Chief Commercial Officer since January 2015. From February 2013 to January 2015, Mr. Doubleday served as our Senior Vice President of Worldwide Sales and Marketing. From June 2009 to February 2013, Mr. Doubleday served as our Vice President of Sales. From May 1988 to June 2009, Mr. Doubleday served in various roles for Johnson & Johnson, Inc. (“J&J”), including Director of Marketing for J&J subsidiary Animas Corporation, a manufacturer of insulin pumps, from July 2006 to June 2009, and Field Sales Director for J&J subsidiary LifeScan, Inc., a manufacturer of blood glucose monitoring systems, from August 2002 to October 2005. Mr. Doubleday received a B.A. from Michigan State University.

Jake Leach has served as our Senior Vice President of Research and Development since January 2015, and previously served as our Vice President of Research and Development from January 2011 to January 2015. From February 2010 to January 2011, he served as our Senior Director of Research and Development, from September 2008 to February 2010, he served as our Director of Research and Development, from January 2007 to February 2010 he served as our Manager of Hardware Engineering, and from March 2004 to January 2007 as Senior Electrical Engineer. From 1996 to 2004, Jake held positions in research and development at MiniMed and subsequently Medtronic Diabetes, focusing on the development of glucose sensing systems. Mr. Leach holds a Bachelor of Science degree in Electrical Engineering with a minor in Biomedical Engineering from the University of California, Los Angeles.

Jeffrey Moy has served as our Senior Vice President of Operations since January 2011, and previously served as our Vice President of Operations from September 2008 to January 2011. Previously, Mr. Moy served as our Senior Director of Manufacturing from September 2007 to September 2008. From April 2004 to August 2007, Mr. Moy served as Senior Director of Manufacturing for Biosite, Inc., a manufacturer of diagnostic products for point of care medicine. Mr. Moy received a B.S. from the University of Pennsylvania and a Masters in Engineering from Cornell University.

Patrick M. Murphy has served as our Vice President, General Counsel and Chief Compliance Officer since December 2016. From January 2016 to December 2016, Mr. Murphy served as our Vice President of Legal Affairs. Previously, Mr. Murphy served as our Assistant General Counsel from September 2011 to January 2016. Prior to joining DexCom, Mr. Murphy was a partner at the law firm of Stradling Yocca Carlson & Rauth, where he specialized in corporate finance, mergers and acquisitions and general corporate matters. Mr. Murphy received a B.S. from the Truman State University, and a J.D. from the St. Louis University School of Law. Mr. Murphy is a member of the State Bar of California.

Steven R. Pacelli has served as our Executive Vice President of Strategy and Corporate Development since August 2012. Mr. Pacelli has served in roles of increasing responsibility with DexCom since April 2006, including as its Chief Operating Officer from June 2010 to August 2012, Chief Administrative Officer from December 2008 to June 2010, Senior Vice President of Corporate Affairs from June 2007 to December 2008, and Vice President of Legal Affairs from April 2006 to June 2007. Prior to joining DexCom, Mr. Pacelli served as a corporate attorney specializing in finance, mergers and acquisitions, and general corporate matters, and also in an executive role as general counsel of several privately held companies. Mr. Pacelli received a BA from the University of California, Los Angeles, and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our executive compensation philosophy and programs, the decisions of the Compensation Committee of the Board of Directors (“Compensation Committee”) made under those programs during fiscal 2017 and the factors considered in making those decisions. The Compensation Committee has the principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The Compensation Committee’s duties include evaluating the performance and advising the Board of Directors on the compensation of our CEO and setting the compensation of our other executive officers. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (our “NEOs”) for 2017, who were:

•	Terrance H. Gregg, our Executive Chairman;

•	Kevin Sayer, our President and CEO;

•	Quentin Blackford, our Chief Financial Officer;

•	Jess Roper, our previous Chief Financial Officer;

•	Kevin Sun, our previous interim Chief Financial Officer;

•	Donald M. Abbey, our Executive Vice President, Quality and Regulatory Affairs;

•	Steven R. Pacelli, our Executive Vice President, Strategy and Corporate Development;

•	Richard Doubleday, our Executive Vice President and Chief Commercial Officer; and

•	Andrew Balo, our Executive Vice President, Regulatory Strategy, Clinical Affairs and Strategic Partnership Development.

Executive Summary

Fiscal 2017 Corporate Performance

We are a medical device company focused on the design, development and commercialization of continuous glucose monitoring (“CGM”) systems for use by people with diabetes. Operating in a novel technology category that we believe remains underpenetrated, our overarching objective is to both advance our technology platform and grow our product revenue, each as quickly as possible. Although our overall industry has faced significant changes during the past several years, we continued to drive increasing CGM adoption and achieved important milestones during fiscal 2017, including:

•	generating record full fiscal 2017 revenue of $718.5 million, an increase of $145.2 million, or 25%, as compared to fiscal 2016, and an increase of $316.5 million, or 79% as compared to fiscal 2015;

Revenue Performance	Total Revenue ($M)	% Increase to 2017
Fiscal 2017	$718.5
Fiscal 2016	$573.3	25%
Fiscal 2015	$402.0	79%

•

generating cash-based (non-GAAP) net operating income of $90.8 million in fiscal 2017, an increase of 42% as compared to fiscal 2016. In 2017, we invested in several key strategic initiatives, including (1) our Verily Life Sciences research and development and other collaborations; (2) our manufacturing expansion in Arizona; (3) our international expansion; and (4) our capability to support the Medicare patient population. Cash-based (non-GAAP) net operating income for fiscal 2017 excludes approximately $133.3 million in non-cash expenses, comprised primarily of $106.2 million of share-based compensation. Cash-based (non-GAAP) net operating income for fiscal 2016 excludes approximately $127.7 million in non-cash expenses, comprised primarily of $110.8 million of share-based compensation.

Non-GAAP Operating Income Performance	Cash-Based (Non-GAAP) ($M)	% Increase to fiscal 2017
Fiscal 2017	$90.8
Fiscal 2016	$63.8	42%

In addition to our financial performance, we achieved many other important regulatory, development and commercial objectives that should position us for future growth and success, including:

•	initiated our rollout to the Medicare population in the United States;

•	significantly expanded our international presence;

•	made meaningful progress with our product pipeline, including our next generation system Dexcom G6, which has recently been approved by the FDA;

•	reviewed the results of our published landmark Diamond study, along with several other evidence-based studies; and

•	initiated our first pilot experiences in the non-intensive Type 2 diabetes population.

Our financial and operational success continues to translate into sustained long-term stock price growth for the benefit of our stockholders. The following tables depict our Total Shareholder Return (“TSR”) for the one, three and five year periods ended December 31, 2017.

Fiscal 2017 Compensation Overview

Given the climbing costs of healthcare in the United States, the growing share of those costs borne by patients, and increasing competition from insulin pumps that integrate CGM technology and new stand-alone glucose monitoring technologies, we anticipated that it would be challenging to maintain a rapid rate of growth during fiscal 2017; nevertheless, we expected our business to achieve:

•	substantial increases in revenue;

•	increases to our operating income; and

•	various performance goals to maintain and advance our technology advantage and commercial deployment.

When designing our fiscal 2017 executive compensation program, the Compensation Committee considered the program objectives set forth above, our fiscal 2017 budget, and the intense competition for executive talent within the medical technology and broader technology sectors. The Compensation Committee’s overall objective was to compensate our executive officers, including our NEOs, in a manner that attracts and retains the caliber of individuals needed to manage and staff a demanding and high-growth business in a rapidly evolving, innovative and competitive industry. As a result, with respect to our executive compensation program, the Compensation Committee:

•	maintained our base salary and target total cash compensation levels for our NEOs at approximately the 50th percentile of our compensation peer group, including target total cash compensation for our CEO;

•	continued to allocate a meaningful proportion of target total cash compensation to our annual cash incentive award plan, which awards are paid only upon achievement of various financial and operational performance goals;

•	paid out annual cash incentive awards to our CEO and the other NEOs at 146% of target, consistent with company performance at 146% achievement of financial and operational performance goals;

•	maintained our equity compensation approach from fiscal 2016, under which RSU awards were granted based on past company performance and individual performance as well as expected future contributions of each executive officer;

•	after considering competitive market data and various other factors with respect to equity award levels, reduced the actual number of shares of our common stock subject to the RSU awards granted in fiscal 2017 by approximately 31% across our company, including for our executive officers;

•	after considering market data and to harmonize certain severance and change in control provisions across our executive officers, we entered into a Severance and Change in Control Plan with our executive officers; and

•	maintained strong governance policies and practices.

Fiscal 2017 Chief Executive Officer Compensation

In fiscal 2017, the total target cash compensation for our Chief Executive Officer (“CEO”), Kevin Sayer, was $1,229,063 ($546,250 in base salary plus $682,813 in target annual cash incentive award opportunity). Mr. Sayer’s base salary was increased for fiscal 2017 by 15% as a result of the Compensation Committee’s assessment of his contribution toward DexCom’s performance during 2016 and its review of base salaries paid to CEOs of the companies in our compensation peer group CEOs (as recommended by Compensia, the Compensation Committee’s independent consultant) relative to our compensation philosophy, which showed that Mr. Sayer’s base salary was below the median of our peer groups. Mr. Sayer’s target annual cash incentive award opportunity for fiscal 2017 (assuming achievement of the corporate goals at 100%) was 125% of his base salary, the same as 2015 and 2016. The Compensation Committee believed this target annual cash incentive award opportunity was appropriate based on his level of experience and its review of target annual cash incentive award opportunities for CEOs of the companies in our compensation peer group (as recommended by Compensia, the Compensation Committee’s independent consultant). The bonus he received for fiscal 2017 was $996,906 which represents 146% of target under our 2017 Management Bonus Plan as discussed further below.

Mr. Sayer also received an equity award during fiscal 2017 that had a grant date fair value of $6,359,266 and was delivered in the form of a time-based restricted stock unit (“RSU”) award. This award was granted as a result of the Compensation Committee’s assessment of his contribution toward DexCom’s performance during 2016 and its review of the equity awards granted to CEOs of the companies in our compensation peer group as well as a review of Mr. Sayer’s vested and unvested equity awards. Mr. Sayer’s RSUs vest over a 36-month period from the date of grant as follows: 33% vest 12 months from the grant date, with the remaining balance vesting in four equal installments every six months thereafter, which is the typical vesting schedule of our annual RSU awards.

The following graph depicts our CEO’s actual total direct compensation as compared to our absolute Total Shareholder Return (“TSR”) over the last five fiscal years, showing alignment between our CEO’s compensation and DexCom’s strong financial and operational performance and delivery of TSR over time.

In sum, in determining Mr. Sayer’s compensation for fiscal 2017, the Compensation Committee considered our 2016 performance as described above, our delivery of absolute TSR over the past five years equal to 641%, our compound annual growth rate (“CAGR”) over the past five years of 45% and our philosophy that a significant percentage of his target total direct compensation opportunity should be at-risk and performance-based.

In addition, we have adopted a policy that requires our CEO to retain all shares received as a result of the exercise or settlement of any stock option, restricted stock units or any other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months from the date of such exercise or settlement. Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any tax payments relating to such equity awards that the CEO is required to make. In addition, the compensation committee may waive the 12 month requirement for sales made by the CEO in response to a financial, medical or other personal emergency. We adopted this policy to further align our Chief Executive Officer’s interests with the long-term interests of our stockholders.

Finally, in 2018, in response to certain feedback from our key investors, we intend to introduce performance-based RSUs (“PSUs”) as a meaningful part of Mr. Sayer’s annual equity award allocation for our 2018 fiscal year, as described further under “—Stockholder Advisory Vote on Executive Compensation.”

Compensation Philosophy and Objectives

We have designed our executive and broad-based employee compensation programs to support our near-term financial and strategic objectives and promote the long-term growth of our company. Our compensation philosophy for all employees, including our executive officers, is to ensure that our compensation programs:

•	support our key financial and strategic goals;

•	relate directly to our corporate performance;

•	align the interests of our executive officers with the interests of our stockholders;

•	appropriately manage compensation-related risk within the context of our business; and

•	provide a total compensation package that is competitive and enables us to attract, motivate, reward and retain talented executive officers and employees.

Different compensation elements are designed to reward short-term and longer-term performance with a common goal of increasing value for our key constituencies—patients, healthcare providers, stockholders and our employees. We believe the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board of Directors. In addition, we strive to promote an ownership mentality among our employees, including our executive officers, which we believe is best achieved through our equity incentive programs. To achieve these objectives, one important aspect of our overall compensation philosophy is to emphasize equity and performance-based incentive compensation, which we believe best aligns the interests of our employees and our stockholders.

Executive Compensation Policies and Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO

✓      Pay for Performance: We link the cash compensation of our executive officers to our performance and stockholder interests by heavily weighting their target total cash compensation opportunities to the achievement of strong financial performance tied to a balanced mix of pre-established performance measures and long-term equity awards that align their interests with those of our stockholders. In 2018, we also intend to provide a meaningful portion of our CEO’s annual equity award allocation in performance-based RSUs (“PSUs”). It is contemplated that these PSUs consisted of 35% of the CEO’s total annual equity award value (at target). The PSUs may only be earned and vest upon achievement of both operational goals in 2018 (tied to our sensor unit sales) and our 3-year relative TSR performance versus the Nasdaq Composite Index during 2018-2020, as well as our CEOs continued employment.

✓      Independent Compensation Advisor and Compensation Committee members: The Compensation Committee selects and engages its own independent advisor and all Compensation Committee members are independent directors.

✓      Thoughtful Peer Group Analysis: The Compensation Committee reviews external competitive market data when making compensation decisions and annually reviews and, where appropriate, updates our compensation peer group.

☒   No Special Perquisites or Benefits: We do not provide special perquisites or other personal benefits to our executive officers, such as company cars, club memberships, supplemental executive retirement plans or supplemental executive health benefits.

☒   No Hedging in Company Securities: Our executive officers, the non-employee members of our Board of Directors and all employees are prohibited from engaging in any hedging transaction with respect to our equity securities.

☒   No Pledging of Company Securities: Our executive officers and the non-employee members of our Board of Directors are prohibited from engaging in any pledging transaction with respect to our equity securities.

☒   No Guaranteed Bonuses or Equity Awards: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual cash incentive plan. We also do not provide any guaranteed annual equity values for our executive officers (any awards are periodically determined by our Compensation Committee).

☒   No Re-Pricing or Discounted Options / SARs: We do not provide discounted stock options or stock appreciation rights. Our 2015 Equity Incentive Plan prohibits the repricing, exchange or buyout of stock options or stock appreciation rights without stockholder approval.

WHAT WE DO	WHAT WE DO NOT DO

✓      Post-Vesting Stock Holding Guidelines: Our CEO is required to retain all shares received as a result of the exercise or settlement of any stock option, restricted stock units or other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months. Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any required tax payments relating to such equity awards.

✓      Stock Ownership Guidelines: Our executive officers and the non-employee members of our Board of Directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for executives) or Board retainers (3x for directors).

✓      Compensation Recovery (“Clawback”) Policy: Our compensation recovery (“clawback”) policy provides that our Board of Directors may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event his or her fraud or intentional illegal conduct is determined by our Board to have materially contributed to a restatement of our financial results.

☒ No Tax Gross-Ups: We do not provide tax payments or “gross-ups” for “excess parachute payments” or other executive benefits.

Stockholder Advisory Vote on Executive Compensation

At our 2016 Annual Meeting of Stockholders, our stockholders expressed support for our executive compensation program, with 80.36% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our NEOs. When designing our 2017 executive compensation program including the form and amount of compensation to our NEOs, the Compensation Committee considered these vote results, including our 2016 fiscal year financial performance and our sustained market capitalization growth over the prior five years. At our 2017 Annual Meeting of Stockholders our stockholders continued to express support for our executive compensation program, with 80.60% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our named executive officers.

Following the 2017 Annual Meeting of Stockholders, we engaged in dialogue with our stockholders and, based in part on feedback from key investors, we introduced performance-based RSUs (“PSUs”) as a meaningful part of our CEO’s annual equity award allocation for our 2018 fiscal year. Specifically, in March 2018, the Compensation Committee granted 35% of our CEO’s 2018 equity award allocation in the form of a 3-year PSU award under which shares may only be earned upon achieving both rigorous operational performance goals in 2018 (tied to sensor unit sales) and our 3-year TSR performance from fiscal 2018 through fiscal 2020 measured on a relative basis against the Nasdaq Composite Index, and subject to our CEO’s continued employment. We implemented this equity program change for our CEO to respond to feedback from our key investors and to continue to align our long-term pay incentives with our stockholder interests. The Compensation Committee will continue to consider stockholder input as well as the results of our say-on-pay votes when making future compensation decisions for our NEOs.

Compensation Decision-Making Process

Role of Compensation Committee

The Compensation Committee approves the compensation of our NEOs, including establishing the performance metrics for our incentive plans, and provides a recommendation to our Board of Directors on the Executive Chairman’s compensation.

As part of the decision-making process, the Compensation Committee reviews competitive market information with our CEO for each executive officer. In addition, at the beginning of each fiscal year, the Compensation Committee reviews executive officer performance for the last year and objectives for the next year, together with his or her responsibilities and experience level. The Compensation Committee also considers our overall fiscal performance compared to our fiscal objectives and performance targets. The relative weight given to these factors varies with each individual at the discretion of the Compensation Committee.

Role of Management

Management provides data, analyses, input and recommendations to the Compensation Committee through both our Executive Chairman and CEO, including a review of each executive officer’s performance and contribution during the prior year. Management also provides such data, analyses and input directly to Compensia, the Compensation Committee’s independent compensation consultant. Both our Executive Chairman and CEO, with the support of management representatives from our human resources, finance and legal departments, provide input on various values for the Compensation Committee to consider when determining each element of compensation. The Compensation Committee gives significant weight to our Executive Chairman’s and CEO’s evaluation of each executive officer’s performance and recommendations of appropriate compensation (other than their own). The Compensation Committee reviews these assessments and recommendations; however, the Compensation Committee’s decisions are made by the Compensation Committee in its sole discretion, and outside of the presence of any affected executive officers.

Role of Compensation Consultant

The Compensation Committee has engaged Compensia as its compensation consultant since 2006. Compensia has implemented policies and procedures to ensure the objectivity of its executive compensation consultants and the advice it provides to the Compensation Committee. In fiscal 2017, the Compensation Committee conducted an assessment of Compensia’s independence pursuant to the SEC rules and Nasdaq listing standards and concluded that Compensia’s work did not give rise to any conflict of interest.

During fiscal 2017, the Compensation Committee directed Compensia to complete a competitive analysis of our executive compensation program. In connection with this analysis, Compensia analyzed both publicly available data from the companies in our compensation peer group (as described below) and compensation survey data, while also obtaining historical data and insight into our previous compensation practices.

Compensation Peer Group

In its analysis, Compensia used a peer group of publicly traded companies consisting of firms directly comparable in size and industry to ours, and which are generally direct competitors to us for valued employees in the medical technology and broader life science and technology sectors. In addition, the companies in this peer group were generally in similar stages of their business lifecycle within the medical or broader life science and technology sectors, and had similar annual revenues, annual revenue growth, market capitalizations, and/or headcount.

This compensation peer group was updated by the Compensation Committee in fiscal 2017 (below reflects peer group updates in 2016 to guide 2017 compensations decisions). The specific criteria used to review and update the peer group consisted of the following:

•	Industry: Medical technology and device and broader high-growth life science and technology companies.

•	Revenue: Trailing 12 months revenue that, at the time of the analysis, generally fell within the range of one-half to two and one-half times our revenue, provided the companies also generally had strong annual revenue growth (20% or higher).

•	Market Capitalization: Market capitalizations that, at the time of the analysis, generally fell within a range of one-fifth to two and one-half times our market capitalization.

Application of this criteria resulted in several changes in the peer group, adding companies outside the specific medical device industry that better reflect DexCom’s size, value and growth. Three companies were removed from the peer group: Cyberonics, Inc. because it merged with Sorin to create a new entity, and Ionis Pharmaceuticals and Heartware International due their limited comparability in size. For fiscal 2017, the compensation peer group approved by the Compensation Committee was comprised of the following companies:

Abiomed, Inc.	Palo Alto Networks

Align Technology	Seattle Genetics*

BioMarin Pharmaceutical	ServiceNow

Bio-Techne	Splunk

Cepheid	The Ultimate Software Group

Insulet Corporation	Veeva Systems

Medidata Solutions	Workday

Neogen	Yelp

NuVasive*	Zillow Group

* Added for fiscal 2017.

Competitive Positioning

The Compensation Committee generally seeks to position each executive officer’s target total annual cash compensation to fall within the median range for comparable positions at the companies in our compensation peer group. In addition, the Compensation Committee structures our executive compensation program so that outstanding performance (as measured against our compensation plan measures and related target levels) generates total annual cash compensation above the median range. On the other hand, achievement below our plans’ objectives generates total annual cash compensation below the median range, which reflects the Compensation Committee’s pay-for-performance philosophy.

The Compensation Committee may adjust an element of an executive officer’s pay or target total direct compensation above or below the median range to acknowledge the value, experience and potential he or she brings to the role, demonstrated success in meeting key objectives and sustained high-level performance. The differences in compensation levels among our executive officers are primarily attributable to the differences in the range of compensation for similar positions at the companies in our compensation peer group. However, the Compensation Committee does not benchmark its compensation decisions to any particular level or against any specific member of the peer group. Rather, it uses the peer group data as one factor in determining the appropriate levels of overall total compensation and each individual compensation element for our executive officers. In addition to the peer group data, the Compensation Committee also considers market information from the Radford Global Technology published compensation survey, which reflects the broader market in which we compete for talent.

Fiscal 2017 Compensation Elements

In fiscal 2017, the Compensation Committee designed our executive compensation program to focus our executive officers on leading our entire organization toward achieving both short-term and long-term strategic, financial and operational goals, and increasing stockholder value, without encouraging excessive risk-taking.

The principal elements of compensation for our executive officers, including our NEOs, include:

•	base salary that is designed primarily to be appropriate for our executive officers’ positions and responsibilities, or generally competitive with base salary levels in effect at peer group companies;

•	annual cash incentive awards that are contingent upon the achievement of annual financial and operational performance objectives established by our Board of Directors; and

•	equity incentives, in the form of RSU awards, with the size of such awards based primarily on the individual performance, expected future contributions of each executive officer, and competitive market considerations. Award amounts are premised upon our belief that we should:

•	recognize significant company performance with particular focus on our revenue growth, performance milestone achievements and long-term stock price growth;

•	conserve our cash resources to support our goal of achieving and maintaining profitability;

•	increase alignment of our executive officers’ interests with the long-term interests of our stockholders; and

•	encourage our executive officers to behave like owners.

Consistent with our compensation philosophy and objectives described above, an executive officer’s total direct compensation is based upon our company’s overall performance and the performance of that individual executive officer. We do not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation, although the allocation is influenced by the Compensation Committee’s assessment of the compensation practices of the companies in the compensation peer group and our short-term and long-term strategic objectives. The following graphs depict the allocation of “fixed” and “variable” compensation for our CEO and, on average, the other NEOs during fiscal 2017.

Base Salary

We provide our executive officers with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee determines the base salaries for our executive officers based in part on its review of the prevailing compensation practices in our compensation peer group and the following factors: the executive officer’s scope of responsibilities, experience, performance and objectives for the year. Consistent with our compensation philosophy, the Compensation Committee generally strives to set the base salaries for each of our executive officers at or below the 50th percentile of our compensation peer group but maintains flexibility as warranted.

On March 8, 2017, the Compensation Committee approved the fiscal 2017 base salaries for our executive officers, including the NEOs. As a group, the NEOs’ base salaries, on average, increased by approximately 7% in fiscal 2017 as compared to fiscal 2016, excluding Mr. Blackford who was hired effective September 1, 2017 and Mr. Roper, who left on April 1, 2017. These increases were made based on considerations of market data, company performance and individual performance and contribution.

Name	2016 Salary	2017 Salary		Change from 2016
Terrance H. Gregg	$210,000	$240,000		14%
Kevin Sayer	$475,000	$546,250		15%
Quentin Blackford	$—	$450,000	(1)	—%
Jess Roper	$285,000	$285,000	(2)	—%
Kevin Sun	$225,313	$248,201		10%
Donald M. Abbey	$340,000	$355,300		5%
Steven R. Pacelli	$340,000	$355,300		5%
Richard Doubleday	$340,000	$355,300		5%
Andrew Balo	$340,000	$355,300		5%

(1)	Mr. Blackford’s annual base salary for the period employed, prorated to reflect his hire date of September 1, 2017, was $150,000.

(2)	Mr. Roper’s annual base salary for the period employed, prorated to reflect his resignation date of April 1, 2017, was $71,250.

Annual Cash Incentive Plan

The Compensation Committee believes that a meaningful portion of the target total cash compensation for each executive officer should be in the form of a cash incentive opportunity, which is intended to motivate our executive officers to achieve the annual financial and operational performance objectives set by our Board of Directors which are consistent with and support our annual operating plan. Specifically, our annual cash incentive plan is designed to reward our executive officers for the achievement of our short-term financial goals, principally relating to the achievement of revenue targets, operating expense or income targets (exclusive of non-cash, share-based compensation and other accounting adjustments) and operational performance goals. Generally, target levels for our short-term financial goals are developed through our annual financial planning process, during which management and our Board of Directors assess our operating environment and build projections on anticipated results. Such target performance objectives are then reviewed and approved by the Board of Directors and set forth in objective terms in an annual cash incentive plan at the beginning of each year.

For fiscal 2017, our Board of Directors approved the DexCom 2017 Management Bonus Plan (the “2017 Plan”) with the terms and conditions described below.

Target Annual Cash Incentive Award Opportunities

For purposes of the 2017 Plan, our Board of Directors approved the target annual cash incentive award opportunity for our CEO and our other executive officers, including the other NEOs. The target award opportunities were determined after reviewing compensation peer group and other market data presented by Compensia. The target annual cash incentive award opportunities (expressed as a percentage of base salary) for our NEOs were as follows:

Name	2017 Target Bonus	Change from 2016
Terrance H. Gregg	125%	0%
Kevin Sayer	125%	0%
Quentin Blackford	75%	N/A (1)
Jess Roper	N/A (2)	N/A (2)
Kevin Sun	40%	0%
Donald M. Abbey	75%	0%
Steven R. Pacelli	75%	0%
Richard Doubleday	75%	0%
Andy Balo	75%	0%

(1) Mr. Blackford joined the company on September 1, 2017.
(2) Mr. Roper left the company on April 1, 2017.

2017 Annual Cash Incentive Design and Performance Measures

For purposes of the 2017 Plan, the Compensation Committee selected revenue and addition of new patients as the primary measure to be used to determine annual cash incentive awards since they are key indicators of our growth in terms of customers and utilization of our products (the “Revenue/New Patient Component”). In addition, the Compensation Committee selected operating expense and income as a second measure to be used to determine annual cash incentive awards to provide incentive to increase our operating income as we continue to work towards achieving and maintaining profitability (the “Operating Results Component”). Finally, given the importance of continuing to develop our pipeline and commercialize our products as it relates to our future overall value, the Compensation Committee selected operational performance milestones (described below) as a third measure (the “Performance Component”). The weighting of each performance measure for purposes of the 2017 Plan is set forth in the table below:

Performance Measure Weighting
Component	Revenue/New Patient	Operating Results	Performance Milestones
Weighting	60%	20%	20%

In addition, the 2017 Plan included “stretch” goals, both selected by our Board of Directors, under which any actual annual cash incentive award otherwise payable could be increased by an additional 25% if both “stretch” goals were achieved. First, to provide additional incentive to develop our technology and product portfolio to support future revenue, our Board of Directors determined that if we completed a feasibility study of not less than 30 patients for a CGM system that requires no calibration and achieves SW505 performance at a lower cost per day than G5, then any annual cash incentive award otherwise payable under the 2017 Plan would be increased by an additional 12.5%. Second, the Board of Directors determined that if we initiated a usability and advisory study in Type 2 patients using our product developed in collaboration with Verily, then any annual cash incentive award otherwise payable under the 2017 Plan would be increased by another 12.5%.

The maximum amount that could be awarded if we achieved the top end of both the Revenue/New Patient Component, the Operating Results Component, each of the milestones in the Performance Component and both of the “stretch” goals would be 200% of an executive officer’s target annual cash incentive award opportunity as described below in more detail.

Fiscal 2017 Award Formula and Results

Under the 2017 Plan, no portion of the annual cash incentive award attributable to the Revenue/New Patient Component was to be paid unless we met a specified minimum revenue target level for fiscal 2017 of $710 million or a new patient additions target of 90,000 new patients. Upon achievement of this minimum revenue or new patients target level, each executive officer was to receive an award of 100% of their target annual cash incentive award opportunity attributable to the Revenue/Patient Component. If we exceeded our fiscal 2017 revenue target level or new patient goal, each of the executive officers was to receive an award at various stepped-up amounts up to $780 million in revenue or 120,000 new patients for a maximum of 175% of their target annual cash incentive award opportunity attributable to the Revenue/New Patient Component. The revenue target of $710 million was established at a level that required more than 24% growth over our actual revenue total for fiscal 2016. Our Board of Directors and the Compensation Committee believed the 2017 revenue target to be challenging but achievable, requiring strong performance from each of our executive officers. During fiscal 2017, we generated total revenue of approximately $718.5 million representing a growth rate of 25% and added over 123,000 new patients worldwide. While we overachieved our target goal of 90,000 new patients, we met our target revenue goal of $710 million at the target level. At these achievement levels, the Revenue/New Patient Component was achieved at the maximum level of 175% by the 2017 Plan’s terms. However, based on the level of revenue achievement and our pay-for-performance philosophy, our Compensation Committee exercised its negative discretion to lower the achievement of the Revenue/New Patient Component to 150%. As a result, the overall performance achievement under the 2017 Plan was reduced from 163% to 146%.

Under the 2017 Plan, no portion of the annual cash incentive award attributable to the Operating Results Component was to be paid unless we met a specified operating expense target for fiscal 2017 of $545 million or less, as adjusted to exclude (i) any acquisition charges; (ii) any additional targeted strategic investment related expenses incurred by our company and approved by our Board of Directors; and (iii) the impact of the adoption of any new accounting pronouncements. Upon achievement of this operating expense target level, each executive officer was to receive an award of 100% of their target annual cash incentive award opportunity attributable to the Operating Results Component. If we achieved cash operating income results, as adjusted to exclude (i) any acquisition charges; (ii) additional targeted strategic investment related expenses incurred by us and approved by our Board of Directors; (iii) any actual non-cash share-based compensation and other non-cash charges; and (iv) the impact of the adoption of any new accounting pronouncements, that exceeded $107 million, each of the executive officers was to receive an award at various stepped-up amounts up to $127.1 million in cash operating income for a maximum of 175% of their target annual cash incentive award opportunity attributable to the Operating Results Component. The operating expense target of $545 million or less was established at a level that our Board of Directors and the Compensation Committee believed to be achievable, but would require operating expenses to grow by only 23% compared to fiscal 2016, which represents a meaningful improvement compared to the 32% operating expense growth from fiscal 2015 to fiscal 2016, and would require strong performance by each of our executive officers. During fiscal 2017, we meet our Operating Results target level finishing the year with $534.6 million in operating expense, and accordingly, our executive officers, including the NEOs, received an award of 100% of their target annual cash incentive award opportunity attributable to the Operating Results Component.

Under the Performance Component, awards were to be paid to our executive officers, including the NEOs, for achieving one or more pre-established corporate performance milestones. Each participant in the 2017 Plan was eligible to receive an award equal to 4% of their target annual cash incentive award opportunity attributable to the Performance Component for our achievement of each of five corporate performance milestones selected by our Board of Directors for fiscal 2017. These corporate performance milestones were as follows:

•	Milestone #1 – Submit G6 to the Food and Drug Administration before September 30, 2017;

•	Milestone #2 – Improve warranty expense (not to exceed 3% of revenue for 2017);

•	Milestone #3 – Qualify Mesa, Arizona manufacturing facility and submit to the Food and Drug Administration by October 31, 2017;

•	Milestone #4 – Reduce “one and done” attrition by 15% compared to 2016; and

•	Milestone #5 – Complete phase I of a project to develop a lower cost CGM system.

These performance milestones were designed to directly impact our ability to advance our product portfolio, increase revenue and increase the overall value of the company in the future. They also required improvement upon past levels of performance, and as such, our Board of Directors and the Compensation Committee considered them significantly challenging to achieve.

During fiscal 2017, we achieved all milestones. Accordingly, our executive officers, including the NEOs, earned 100% of their target annual cash incentive award opportunity attributable to the Performance Component.

Finally, during fiscal 2017 we achieved one of the two “stretch” goals by completing a feasibility study of not less than 30 patients for a CGM system that requires no calibration and achieves SW505 performance at a lower cost per day than G5. Accordingly, our executive officers, including the NEOs, had their annual cash incentive awards increased by 12.5%.

The following table presents information relating to the various components and potential for maximum achievement under the 2017 Plan.

Bonus Component	Revenue/New Patient	Operating Results	Performance Milestones	Total
Weighting	60%	20%	20%	100%
Maximum
Maximum Achievement	175%	175%	100%
Stretch Goal Multiplier
Stretch Goal #1 (max of 112.5%)	112.5%	112.5%	112.5%
Stretch Goal #2 (max of 112.5%)	112.5%	112.5%	112.5%
Total Maximum Achievement	131%	44%	25%	200%

The following table presents information relating to the various components and actual achievement under the 2017 Plan.

	Revenue/New Patient	Operating Results	Performance Milestones	Total
Actual Achievement	150%	100%	100%
Stretch Goal Multiplier
Stretch Goal #1 (max of 112.5%)	112.5%	112.5%	112.5%
Stretch Goal #2 (max of 112.5%)	Not Met	Not Met	Not Met
Total Actual Achievement	101%	23%	22%	146%

The following table presents the annual cash incentive award targets for each plan component and the actual payments with respect to each component under the 2017 Plan for each NEO.

	Revenue		Operating Income		Performance Milestones		Total
Name	Target Bonus(1)	Earned Bonus	Target Bonus(1)	Earned Bonus	Target Bonus(1)	Earned Bonus	Target Bonus(1)	Earned Bonus
Terrance H. Gregg	$180,000	$303,750	$60,000	$67,500	$60,000	$66,750	$300,000	$438,000
Kevin Sayer	409,688	691,348	136,563	153,633	136,563	151,925	682,814	996,906
Quentin Blackford (2)	151,875	256,289	50,625	56,953	50,625	56,321	253,125	369,563
Jess Roper (3)	—	—	—	—	—	—	—	—
Kevin Sun	59,568	100,521	19,856	22,338	19,856	22,090	99,280	144,949
Donald M. Abbey	159,885	269,806	53,295	59,957	53,295	59,291	266,475	389,054
Steven R. Pacelli	159,885	269,806	53,295	59,957	53,295	59,291	266,475	389,054
Richard Doubleday	159,885	269,806	53,295	59,957	53,295	59,291	266,475	389,054
Andrew Balo	159,885	269,806	53,295	59,957	53,295	59,291	266,475	389,054

(1)	The target annual cash incentive award opportunity for each plan component was 125% of annual base salary for Mr. Gregg and Mr. Sayer, 40% for Mr. Sun and 75% for each of Messrs. Blackford, Abbey, Pacelli, Doubleday and Balo, weighted for each plan component.

(2)	Mr. Blackford’s target annual cash incentive award opportunity and the amount earned for fiscal 2017 was prorated to reflect 9 months of cash incentive award per the terms of Mr. Blackford’s offer letter dated July 28, 2017.

(3)	Mr. Roper left the company effective April 1, 2017.

New Chief Financial Officer Signing Bonus

To induce Mr. Blackford to join us, he received a one-time $150,000 signing bonus, subject to repayment in full if Mr. Blackford terminates employment within his first year, and subject to repayment on a prorated basis if Mr. Blackford terminates employment within his second year.

Equity Awards

Because of the direct relationship between the value of our equity awards and the fair market value of our common stock, we believe that granting stock options and/or time- and performance-based RSU awards is the best method of motivating our executive officers in a manner that aligns their interests with our long-term strategic direction and the interests of our stockholders, and helps reduce the possibility that they make business decisions that favor short-term results or individual compensation at the expense of long-term value creation.

In fiscal 2017, the Compensation Committee continued to grant time-based RSU awards to our executive officers, including our NEOs, in lieu of stock options to better manage the dilution to our common stock, and to conserve the shares of our common stock in our incentive equity pool during another year in which we added significantly to our headcount. Our Board of Directors and the Compensation Committee believe this award structure ensures continued focus on the long-term value of our business, aligns the interests of our executive officers with those of our stockholders and helps to retain highly talented executives.

The Compensation Committee grants equity awards to our executive officers based upon prior performance, the importance of retaining their services and with the goal of providing each executive officer with an incentive to manage from the perspective of an owner with an equity stake in the business to help us attain our long-term goals. The Compensation Committee also regards equity awards as a key retention tool. The retentive aspect of our equity award program is a very important factor in our determination of the type of award to grant and the number of shares underlying the equity award that are granted. The Compensation Committee considers the number of vested and unvested equity awards currently held by our executive officers in determining the need for, and size of, additional awards. Typically, we grant equity awards to our executive officers annually in conjunction with the release of our fiscal year-end earnings results.

In light of competitive compensation data for fiscal 2016 that the Compensation Committee reviewed in fiscal 2016 and 2017 in advance of fiscal 2017 equity compensation budget approvals, the increase in the market price of our common stock, and our desire to minimize dilution to existing stockholders, we elected to reduce the number of shares of our common stock subject to the RSU awards in fiscal 2017 by approximately 31% across our company. With respect to our NEOs, the following table illustrates the change in the size and value of our annual equity awards to our NEOs between fiscal 2016 and fiscal 2017:

	Fiscal 2016 Equity Awards		Fiscal 2017 Equity Awards
Name	Shares	Grant Date Value	Shares	Grant Date Value	2017/2016% decrease in shares	2017/2016% increase / (decrease) in value
Terrance H. Gregg	34,000	$2,247,366	30,877	$2,416,568	(9)%	8%
Kevin Sayer	90,000	5,948,910	81,280	6,359,266	(10)%	7%
Quentin Blackford (1)	N/A	N/A	62,358	$4,441,698	N/A	N/A
Jess Roper (2)	30,000	$1,982,970	N/A	N/A	N/A	N/A
Kevin Sun	12,350	$816,323	9,629	$753,363	(22)%	(8)%
Donald M. Abbey	55,000	$3,546,895	27,510	$2,152,355	(50)%	(39)%
Steven R. Pacelli	38,000	$2,511,762	27,510	$2,152,355	(28)%	(14)%
Richard Doubleday	38,000	$2,511,762	27,510	$2,152,355	(28)%	(14)%
Andrew Balo	38,000	$2,511,762	28,761	$2,250,232	(24)%	(10)%

(1)	Mr. Blackford joined the company effective September 1, 2017.

(2)	Mr. Roper left the company effective April 1, 2017.

On average, including our Executive Chairman and our CEO and excluding Mr. Blackford and Mr. Roper, the equity awards granted to our NEOs in fiscal 2017 decreased 31% in terms of the aggregate number of shares of our common stock subject to the awards and decreased 10% in terms of grant date fair value compared to the equity awards granted to such NEOs in fiscal 2016. Overall, the Compensation Committee considers both the management of our aggregate dilution in fiscal 2017 both with respect to our NEOs and our overall company budget and the need to maintain market competitive awards and reward performance when granting equity awards.

With respect to our executive officers, initial RSU awards provided at the time of hire typically vest over a four year period in four equal annual installments. Subsequent RSU awards granted to our executive officers typically vest over a 36-month period from the date of grant as follows: 33% vest 12 months from the grant date, with the remaining balance vesting in four equal installments every six months thereafter. The RSU awards granted to the NEOs in fiscal 2017 were all granted with a typical vesting schedule.

Fiscal 2017 Equity Award for Mr. Blackford

In connection with his appointment as our Executive Vice President and Chief Financial Officer, in September 2017, the Compensation Committee granted Mr. Blackford an RSU award covering 62,358 shares of our common stock. The Compensation Committee provided this equity benefit to Mr. Blackford in recognition of his many years of relevant experience, as a result of arms’ length negotiations, and based on a review of competitive market data, internal equity and to induce him to join the management team of our company. This grant vests over a 48-month period in four equal annual installments from the date of grant.

Health and Welfare Benefits

Except for certain severance and change in control agreements described below, our executive officers are not entitled to any benefits that are not otherwise available to all of our employees. In addition, we do not provide pension arrangements, or maintain non-qualified defined benefit plans or other deferred compensation plans, post-retirement health coverage (aside from COBRA benefits), or similar benefits for our executive officers. Our health and insurance plans are the same for all employees.

Perquisites and Other Personal Benefits

We limit the perquisites and other personal benefits that we make available to our executive officers in an effort to conserve our financial resources.

Post-Employment Compensation

In December 2008, the Compensation Committee approved a form of Amended and Restated Executive Change in Control and Severance Agreement, and in June 2017, the Board of Directors adopted a Severance and Change in Control Plan and the form of Participation Agreement (collectively, the “Severance & Change in Control Agreements”) that was entered into by our CEO and other executive officers, including our other NEOs. The Severance & Change in Control Agreements are designed to facilitate our ability to attract and retain our executive officers as we compete for talent in a market where such protections are commonly offered. Further, these agreements enable us to avoid the loss and distraction of key management personnel that may occur if such key personnel are concerned about their job security in connection with actual or rumored corporate changes, and to help us attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements.

The post-employment payments and benefits described below are designed to ease an executive officer’s transition due to an unexpected employment termination by us due to ongoing changes in our employment needs, as well as a termination of employment following a change in control of our Company. The material terms of our Severance & Change in Control agreements were determined following an analysis of the post-employment compensation arrangements with other similar companies. Our Severance & Change in Control agreements encourage our executive officers to remain focused on our business in the event of rumored or actual fundamental corporate changes. Please see the section titled “Employment, Severance and Change in Control Agreements” below for additional detail on the terms of our Severance & Change in Control Agreements.

We believe the structure of the Severance & Change in Control Agreements protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any benefits in connection with a change in control, our executive officers could be less motivated to pursue a potential acquisition or continue working for us during a transition after an acquisition, even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. As a result, we believe that these benefits further incentivize our executive officers to continue to create value for us and our stockholders.

The amounts payable upon a NEO’s termination of employment or upon a change in control of our Company have been calculated on an estimated basis and are set forth in the section entitled “Employment, Severance and Change in Control Arrangements” below.

In June 2007, we entered into an Employment Agreement with Mr. Gregg, as amended in December 2008 (“Gregg Employment Agreement”). Under the Gregg Employment Agreement, in the event we terminate Mr. Gregg’s employment without cause or he is constructively terminated, he will receive 12 months’ salary as severance and full acceleration of the vesting of all of the shares subject to all options and restricted stock units held by him and any other stock awards that the Board of Directors determines should be subject to the provisions of the Gregg Employment Agreement. In the event of Mr. Gregg’s death or disability, there will be full acceleration of the vesting of all of the shares subject to all options and restricted stock units held by him and any other stock awards that the Board of Directors determines should be subject to the provisions of the Gregg Employment Agreement. In addition, all stock options and restricted stock units granted to Mr. Gregg, whether currently outstanding or granted in the future, will immediately vest upon a change in control.

Stock Ownership Guidelines and CEO Holding Requirement

We grant stock options and RSU awards with the intent of aligning the interests of our employees, including our executive officers, with the interests of our stockholders. In fiscal 2016, our Board of Directors adopted stock ownership guidelines that require our executive officers to retain ownership of a material amount of our common stock within three years of becoming an executive officer. Under these guidelines, each of our executive officers is required to own shares of our common stock with an aggregate market value equal to three times his or her current base salary. Ownership levels are determined by including shares of common stock acquired through open market or Employee Stock Purchase Plan purchases, shares vested pursuant to RSU awards, as well as the “in-the-money” value of vested stock options. Notwithstanding the foregoing, executive officers may sell enough shares to cover their income tax liability on vested equity awards.

As of the record date for our Annual Meeting, each of our NEOs met their applicable stock ownership requirements. Executive officers are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.

In addition, we have adopted a policy that requires our CEO to retain all shares received as a result of the exercise or settlement of any stock option, restricted stock units or any other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months. Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any required tax payments relating to such equity awards. In addition, the Compensation Committee may waive the 12 month requirement for sales made by the CEO in response to financial, medical or other personal emergency.

Hedging and Pledging Prohibitions

Our Insider Trading Policy, among other things, establishes periods of time during which employees, including our executive officers, may and may not trade shares of our common stock. In addition, it also prohibits our employees, including our executive officers and the non-employee members of our Board of Directors from engaging in any hedging transactions or pledging transactions with respect to our equity securities.

Compensation Recovery (“Clawback”) Policy

Our compensation recovery (“clawback”) policy provides that our Board of Directors may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event his or her fraud or intentional illegal conduct is determined by our Board of Directors to have materially contributed to a restatement of our Company’s financial results.

Tax and Accounting Considerations

Tax Deduction Limitation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount that we may deduct from our federal income taxes for remuneration paid certain executives to $1 million dollars per executive officer per year. Until recently, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of Section 162(m). The exemption from

Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that have not been subsequently materially modified. We believe that compensation expense incurred in respect of our stock options granted prior to November 2, 2017 may continue to be deductible pursuant to this transition rule. However, because of uncertainties in the interpretation and implementation of the changes to 162(m), including the scope of the transition relief, we can offer no assurance of such deductibility. While the Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, however it believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. Instead, the Compensation Committee intends to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders.

Accounting Considerations

We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Eric Topol, M.D., Chairman

Steven R. Altman

Mark Foletta

Jay Skyler, M.D.

SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents compensation information for each of the three years ended December 31, 2017, 2016 and 2015, awarded to, earned by or paid to our CEO, each individual who served as Chief Financial Officer for any part of the year, and each of our five other most highly compensated executive officers. We refer to these executive officers as our named executive officers elsewhere in this Proxy Statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Terrance H. Gregg	2017	$240,000		—		$2,416,568	$438,000		$15,661	$3,110,229
Executive Chairman
Kevin Sayer	2017	546,250		—		6,359,266	996,906		22,446	7,924,868
Chief Executive Officer	2016	475,000		—		5,948,910	581,133		23,880	7,028,923
and President	2015	400,000		—		5,363,010	815,625		22,985	6,601,620
Quentin S. Blackford	2017	$150,000	(4)	$150,000	(5)	$4,441,698	$369,563	(4)	$3,940	$5,115,201
Chief Financial Officer
Jess Roper	2017	$71,250	(6)			$—	$—		$322,935	$394,185
Previous Chief Financial	2016	285,000				1,982,970	139,472		17,122	2,424,564
Officer	2015	260,000				2,383,560	212,063		16,489	2,872,112
Kevin Sun	2017	$248,201				$753,363	$144,949		$20,050	$1,166,563
Previous Interim Chief
Financial Officer
Donald M. Abbey	2017	$355,300		—		$2,152,355	$389,054		$22,446	$2,919,155
EVP, Quality and	2016	199,641	(7)	—		3,546,895	166,388	(7)	14,699	3,927,623
Regulatory Affairs
Steven R. Pacelli	2017	$355,300		—		$2,152,355	$389,054		$22,446	$2,919,155
EVP-Strategy and	2016	340,000		—		2,511,762	249,581		23,756	3,125,099
Corporate Development	2015	310,000		—		2,681,505	379,266		22,861	3,393,632
Richard Doubleday	2017	$355,300		—		$2,152,355	$389,054		$22,446	$2,919,155
EVP, Chief Commercial	2016	340,000		—		2,511,762	249,581		23,756	3,125,099
Officer	2015	310,000		—		2,830,478	379,266		22,861	3,542,605
Andrew Balo	2017	$355,300		—		$2,250,232	$389,054		$22,325	$3,016,911
EVP, Regulatory Strategy,
Clinical Affairs, and
Strategic Partnership
Development

(1)	These amounts reflect the grant date fair value of stock awards and options granted during 2015, 2016 and 2017 computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 27, 2018.

(2)	Amounts were earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Details and Elements of our 2017 Compensation—Bonus Plan.”

(3)	These amounts represent premiums paid to various employee health and life insurance policies as well as miscellaneous other amounts. The amount for Mr. Roper includes $285,000 severance payment in connection with his resignation effective April 1, 2017 and $32,701 payout of accrued “paid time off”.

(4)	The salary amount is prorated to reflect Mr. Blackford’s hire date of September 1, 2017 and the bonus amount is prorated for nine months of bonus payout per the terms of Mr. Blackford’s offer letter dated July 28, 2017.

(5)	Amount represents sign-on bonus per the terms of Mr. Blackford’s offer letter dated July 28, 2017.

(6)	Mr. Roper left the company effective April 1, 2017.

(7)	These amounts were prorated to reflect Mr. Abbey’s hire date of May 31, 2016.

Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2017 under our performance-based, non-equity incentive plan, and with regard to each equity award granted to each named executive officer during fiscal 2017.

	Grant Date	Estimated Possible Payouts Under 2017 Bonus Plan						All Other Stock Awards: Number of RSUs Granted(2)	Grant Date Fair Value of Option Awards(3)
Name		Threshold(1)		Target(1)		Maximum(1)
Terrance H. Gregg	N/A	$240,000		$300,000		$600,000
	3/8/2017							30,887	$2,416,568
Kevin Sayer	N/A	$546,250		$682,813		$1,365,625
	3/8/2017							81,280	$6,359,266

Quentin S. Blackford	N/A	$202,500	(4)	$253,125	(4)	$506,250	(4)
	9/7/2017							62,358	$4,441,698

Jess Roper	N/A
								—	—

Kevin Sun	N/A	$79,424		$99,280		$198,561
	3/8/2017							9,629	$753,363

Donald M. Abbey	N/A	$213,180		$266,475		$532,950
	3/8/2017							27,510	$2,152,355

Steven R. Pacelli	N/A	$213,180		$266,475		$532,950
	3/8/2017							27,510	$2,152,355

Richard Doubleday	N/A	$213,180		$266,475		$532,950
	3/8/2017							27,510	$2,152,355

Andrew K. Balo	N/A	$213,180		$266,475		$532,950
	3/8/2017							28,761	$2,250,232

(1)	Represents threshold, target and maximum potential payments under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Details and Elements of our 2017 Compensation—Bonus Plans.”

(2)	These restricted stock unit awards were made under our 2015 Equity Incentive Plan. The restricted stock unit award for Mr. Gregg vests in full 12 months from the date of grant. The restricted unit awards for Messrs. Sayer, Sun, Abbey, Pacelli, Doubleday and Balo vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments every six months thereafter. The restricted stock unit award for Mr. Blackford vests over a 48-month period in four equal annual installments from the date of grant.

(3)	These amounts reflect the grant date fair value of the restricted stock units granted during 2017 computed in accordance with ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 27, 2018.

(4)	Amounts prorated for nine months of bonus payout eligibility per the terms of Mr. Blackford’s offer letter dated July 28, 2017.

Outstanding Equity Awards at December 31, 2017

The following table provides information regarding each vested and unvested stock option and stock award held by each named executive officer as of December 31, 2017.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price(1)	Option Expiration Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(2)
Name	Vested	Unvested
Terrance H. Gregg					30,887	(3)	$1,772,574
Kevin Sayer					141,280	(4)	$8,107,918
	31,464	—	$7.63	5/19/2018
	55,806	—	$4.58	5/19/2019
Quentin S. Blackford					62,358	(6)	$3,578,663
Jess Roper(5)					—		$—
Kevin Sun					19,743	(4)	$1,133,031
Donald M. Abbey					64,176	(7)	$3,682,996
Steven R. Pacelli					54,010	(4)	$3,099,580
	2,855	—	$7.63	5/19/2018
	8,927	—	$9.80	3/12/2020
Richard Doubleday					54,427	(4)	$3,123,511
Andrew Balo					55,678	(4)	$3,195,305

(1)	Equal to the fair market value of a share of our common stock, as determined by our Board of Directors, on the option’s grant date. Please see “Compensation Discussion and Analysis—Details and Elements of Our 2017 Compensation—Equity Incentive Programs” above for a discussion of how we have valued our common stock. For a discussion of our valuation assumptions, see Notes 1 and 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 27, 2018.

(2)	Represents the fair market value of the unvested restricted stock units as of December 31, 2017 calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 29, 2017, which was $57.39 less the par value of our common stock.

(3)	Restricted stock units vest 12 months from the grant date.

(4)	Restricted stock units vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments every six months thereafter.

(5)	Mr. Roper left the Company effective April 1, 2017.

(6)	Restricted stock units vest over a 48-month period in four equal annual installments from the date of grant.

(7)	36,666 restricted stock units vest over a 36-month period in three equal annual installments from the date of grant and 27,510 vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments over the following 24 months.

2017 Option Exercises and Stock Vested

The following table shows stock options exercised by our named executive officers in fiscal 2017 as well as stock awards that vested during fiscal 2017.

	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Terrance H. Gregg	30,00	$1,842,300	49,235	$3,780,954
Kevin Sayer	43,649	$3,075,940	100,000	$7,614,500
Quentin S. Blackford	—	$—	—	$—
Jess Roper(1)	—	$—	45,000	$3,672,186
Kevin Sun	2,000	$140,514	17,447	$1,350,671
Donald M. Abbey	—	$—	18,334	$1,225,426
Steven R. Pacelli	9,637	$695,836	45,834	$3,489,452
Richard Doubleday	—	$—	43,167	$3,277,885
Andrew Balo	3,927	$220,117	43,167	$3,277,885

(1)	Includes shares associated with accelerated vesting of 12 months of restricted stock unit awards associated with Mr. Roper’s resignation from the company effective April 1, 2017.

Employment, Severance and Change in Control Arrangements

On June 1, 2017, our Board of Directors adopted a new Severance and Change in Control Plan, including a form of Participation Agreement (collectively, the “New Severance & Change in Control Plan”). Our Board adopted this New Severance & Change in Control Plan after considering market data and to harmonize certain severance and change in control provisions across our executive officers.

Under the terms of the New Severance & Change in Control Plan, each of Messrs. Sayer, Blackford, Balo, Abbey, Sun, Pacelli and Doubleday will receive certain severance benefits if his employment is terminated involuntarily, other than due to Cause, death or Disability (as those terms are defined in the Change in Control Plan), or if he resigns his employment for Good Reason (as defined in a Participation Agreement for such executive) (a “Qualifying Termination”) within 12 months following a Change in Control (or during the three months prior to a Change in Control assuming execution of a definitive agreement for such Change in Control) (such periods of time the “Change in Control Period”) or outside of the Change in Control Period, provided, that, if a definition of Good Reason does not exist in such Participation Agreement for such Participating Executive, then no payment for Good Reason shall be made.

Outside of Change in Control Period. Under the terms of the New Severance & Change in Control Plan, upon a Qualifying Termination other than during a Change in Control Period, the executive will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to 12 months (or 18 months for Mr. Sayer or nine months for Mr. Sun) of the executive’s base salary at the rate in effect when the Qualifying Termination occurred (or immediately prior to a reduction in the base salary that gave rise to termination for Good Reason), (2) a pro-rata portion of the executive’s annual bonus that we determine was actually earned at the conclusion of the bonus performance period (determined based on the number of days the executive is employed during the bonus performance period) and (3) if executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his employment, then we will pay the executive’s monthly premium under COBRA until the earliest of (A) 12 months (or 18 months for Mr. Sayer or nine months for Mr. Sun), (B) the date when the executive receives similar coverage with a new employer or (C) the expiration of the executive’s continuation coverage under COBRA (or cash payment in lieu of payment of COBRA premiums under the same terms).

During Change in Control Period. Under the terms of the New Severance & Change in Control Plan, upon a Qualifying Termination during a Change in Control Period, the executive will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to 12 months of the executive’s base salary (or 18 months for Mr. Sayer or nine months for Mr. Sun) at the rate in effect when the Qualifying Termination occurred (or immediately prior to a reduction in the base salary that gave rise to termination for Good Reason) or when the Change in Control occurred, whichever is greater, (2) the greater of (A) the pro-rata portion of the executive’s annual bonus that we determine was actually earned at the conclusion of the bonus performance period (determined based on the number of days the executive is employed during the bonus performance period) and (B) 100% of the executive’s “target” annual bonus at the rate in effect when the Qualifying Termination occurred, (3) if executive elects to continue his health insurance coverage under the COBRA following the termination of his employment, then we will pay the executive’s monthly premium under COBRA until the earliest of (A) 12 months (or 18 months for Mr. Sayer or nine months for Mr. Sun), (B) the date when the executive receives similar coverage with a new employer or (C) the expiration of the executive’s continuation coverage under COBRA (or shall make cash payment in lieu of payment of COBRA premiums under the same terms), and (4) the executive’s stock options and other equity awards shall be treated as follows: (A) all equity awards, including but not limited to stock options, stock bonus awards, restricted stock, restricted stock units or stock appreciation rights, but other than performance-based equity awards, shall become fully vested as of the date of the Qualifying Termination and (B) all of the executive’s equity awards that would vest only upon satisfaction of performance criteria (“performance awards”) shall vest in accordance with the terms set forth in the applicable agreement.

Each executive further agrees that under the New Severance & Change in Control Plan, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims.

We also previously entered into Executive Change in Control and Severance Agreements with Messrs. Gregg, Sayer, Roper, Abbey, Balo, Sun, Pacelli and Doubleday (the “Prior Severance & Change in Control Agreements”), and their terms may continue to apply in certain situations.

Under the Prior Severance & Change in Control Agreements, in the event of a change in control while the executive is employed by us, or in the event that the executive is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change in control transaction, or (ii) the execution of a definitive agreement with respect to a change in control transaction, in either case provided that the change in control with the party to the letter of intent or definitive agreement is consummated within two years following such execution, and ends (2) on the date such change in control becomes effective, the vesting of all of the shares subject to all options and restricted stock units held by the executive granted prior to the date of the Prior Severance & Change in Control Agreement and any other stock awards that the Board of Directors determines should be subject to such agreement will be accelerated in full. The Prior Severance & Change in Control Agreements also provide that, in the event we terminate the executive without cause or the executive resigns due to a constructive termination, the executive will receive a lump sum payment equal to twelve months salary as severance and twelve months of vesting acceleration of all of the shares subject to all options held by the executive prior to the date of the Prior Severance & Change in Control Agreement and any other stock awards that the Board of Directors determines should be subject to such agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims.

The New Severance & Change in Control Plan and the Prior Severance & Change in Control Agreements, as applicable, represent the complete and exclusive statement of agreement between the executives and us with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the executives with respect to vesting acceleration or severance.

Mr. Gregg is subject to only the Prior Severance & Change in Control Agreements. Messrs. Sayer, Sun, Abbey, Pacelli, Doubleday and Balo have the option to select between the New Severance & Change in Control Plan or the Prior Severance & Change in Control Agreements as they commenced employment prior to December 2016. Mr. Blackford is subject to only the New Severance & Change in Control Plan.

The following table summarizes the potential payments and benefits payable to each of Messrs. Gregg, Sayer, Blackford, Roper, Sun, Abbey, Pacelli, Doubleday and Balo upon termination of employment or a change in control under each situation listed below, modeling, in each situation, the potential payments and benefits if Messrs. Gregg, Sayer, Blackford, Roper, Sun, Abbey, Pacelli, Doubleday and Balo had been terminated on December 31 2017 taking into consideration the change in control agreement that would be the most beneficial to the named executive offices who have the option to choose between the New Severance & Change in Control Plan and the Prior Severance & Change in Control Agreements.

	Involuntary Termination Not For Cause or Constructive Termination				Termination Following a Change in Control
	Type of Payment or Benefit:				Type of Payment or Benefit:
Name	Severance		Accelerated Restricted Stock Units		Severance		Accelerated Restricted Stock Units
Terrance H. Gregg	$240,000	(1)	$1,772,574	(6)	$240,000	(1)	$1,772,574	(6)
Kevin Sayer	$546,250	(1)	$4,914,794	(7)	$1,502,188	(3)	$8,107,918	(8)
Quentin Blackford	$787,500	(2)	$—		$787,500	(2)	$3,578,663	(8)
Jess Roper (5)	N/A		N/A		N/A		N/A
Kevin Sun	$264,214	(1)	$738,539	(7)	$303,846	(4)	$1,133,031	(8)
Donald M. Abbey	$355,300	(1)	$1,841,498	(7)	$621,775	(2)	$3,682,996	(8)
Steven R. Pacelli	$355,300	(1)	$1,946,692	(7)	$621,775	(2)	$3,099,580	(8)
Richard Doubleday	$355,300	(1)	$1,970,623	(7)	$621,775	(2)	$3,123,511	(8)
Andrew K. Balo	$355,300	(1)	$2,006,492	(7)	$621,775	(2)	$3,195,305	(8)

(1)	Represents 12 months of base salary under the terms of the Prior Severance & Change in Control Agreements.

(2)	Represents 12 months of base salary and 100% target bonus under the terms of the New Severance & Change in Control Plan.

(3)	Represents 18 months of base salary and 100% target bonus under the terms of the New Severance & Change in Control Plan.

(4)	Represents 9 months of base salary and 100% target bonus under the terms of the New Severance & Change in Control Plan.

(5)	Mr. Roper left the company effective April 1, 2017.

(6)	Represents the value of accelerated vesting of all of Mr. Gregg’s outstanding restricted stock units under the terms of the Prior Severance & Change in Control Agreements based on the closing price of our common stock on December 29, 2017 of $57.39.

(7)	Represents the value of 12 months of accelerated vesting of the named executive officer’s restricted stock units under the terms of the Prior Severance & Change in Control Agreements based on the closing price of our common stock on December 29, 2017 of $57.39.

(8)	Represents the value of accelerated vesting of all outstanding restricted stock units of our named executive officers under the terms of the New Severance & Change in Control Plan based on the closing price of our common stock on December 29, 2017 of $57.39.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer Mr. Kevin Sayer (our “CEO”). For 2017, (i) the median of the annual total compensation of our employees was $94,472.64; (ii) the annual total compensation of our CEO was $7,924,868.32; and (iii) the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees was 86 to

1. We believe this ratio, which was calculated in a manner consistent with Item 402(u) of Regulation S-K, to be a reasonable estimate, based upon the assumptions and adjustments described below.

Calculation Methodology

We identified the employee with compensation at the median of the compensation of all of our employees (the “median employee”) by considering our employee population as of December 1, 2017 (the “employee population determination date”). We considered all individuals, excluding our CEO, who were employed by us on a world-wide basis (including our consolidated subsidiaries) on the employee population determination date, whether employed on a full-time, part-time, seasonal or temporary basis, as applicable. We did not include any contractors or other non-employee workers in our employee population.

To identify our median employee, we chose to use a consistently-applied compensation measure, which we selected as base salary for 2017. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on December 1, 2017. For permanent employees hired during 2017, we annualized their base salary or wages as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustment.

Using this methodology, we identified the individual at the median of our employee population, who was a Business Systems Analyst based in the United States. We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the 2017 Summary Compensation Table as set forth in this proxy statement. As disclosed in the 2017 Summary Compensation Table, the annual total compensation for our CEO was $7,924,868.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2017, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (in thousands) (c)
Equity compensation plans approved by stockholders(1)(2)	384	$6.71	5,955
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	384	$6.71	5,955

(1)

Includes securities issued or available for future issuance pursuant to the 2005 Equity Incentive Plan, the 2015 Equity Incentive Plan and the 2015 Employee Stock Purchase Plan. 4,676,814 shares under column

(c) are attributable to our 2015 Equity Incentive Plan and 1,277,951 are attributable to our 2015 Employee Stock Purchase Plan.

(2)	Shares reserved for future issuance under the 2015 Equity Incentive Plan may be granted as restricted stock, restricted stock units, options or other equity awards.

(3)	As of December 31, 2017, we did not have any equity compensation plans that were not approved by our stockholders.

Risks from Compensation Policies and Practices

The compensation committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the compensation committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

During 2017, we employed Mr. Gregg’s son-in-law, Jake Leach as our Senior Vice President of Research and Development. During 2017, Mr. Leach was paid $441,776 cash compensation and was granted 23,134 restricted stock units. In addition, we employed Mr. Gregg’s daughter-in-law, Leah Baccitich, as our Corporate Counsel. During 2017, Ms. Baccitich was paid $116,727 cash compensation. During 2017, we also employed Mr. Sayer’s son, Erick Sayer as our Corporate Counsel. Erick Sayer was paid $148,647 in cash compensation and was granted 593 restricted stock units.

During 2017, we employed Designcorp San Diego, owned by Ms. Christine Jordan, Ms. Ace’s mother, which (i) provided interior manufactured construction for our Mesa, Arizona facility; and (ii) subcontracted with Skanska in providing interior manufactured construction for the conference rooms in our Sequence Drive building. The total amount paid to Designcorp for this work was $814,018.

Other than the employment of Mr. Gregg, Mr. Leach, Ms. Baccitich, Ms. Jordan and Mr. Sayer, since January 1, 2017, there has not been, nor is there currently proposed, any transaction or series of transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Our audit committee reviews the fairness and determines approval of any proposed transaction between us and management or other related parties (other than transactions that are subject to review by the compensation committee) that are brought to the attention of the audit committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of our relationship with the other individual or entity; and whether the person has access to confidential DexCom information.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in DexCom’s Proxy Materials. Stockholders of DexCom may submit proposals on matters appropriate for stockholder action at meetings of DexCom’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in DexCom’s proxy materials relating to its 2019 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by DexCom no later than December 21, 2018. Such proposals should be delivered to DexCom, Inc., Attn: Secretary, 6340 Sequence Drive, San Diego, CA 92121.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. DexCom’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of DexCom not less than seventy-five calendar days nor more than one hundred and five calendar days day prior to the first anniversary of the preceding year’s annual meeting. To be timely for the 2019 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by DexCom’s Secretary at the principal executive offices of DexCom between February 15, 2019 and March 17, 2019. However, in the event that the annual meeting is called for a date that more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely notice by the stockholder must be delivered not earlier than the close of business on the one hundred and fifth day prior to such annual meeting and not later than the close of business on the later of the seventy-fifth day prior to such annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by DexCom. A stockholder’s notice to DexCom’s Secretary must set forth the information required by DexCom’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of DexCom will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to American Stock Transfer & Trust Company at 59 Maiden Lane, Plaza Level, New York, New York, 10038. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

A copy of our annual report to stockholders, which includes financial statements, has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.

We filed our annual report on Form 10-K for the fiscal year ended December 31, 2017 with the SEC on February 27, 2018. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a DexCom stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

Requests for copies of our annual report to stockholders or our annual report on Form 10-K should be directed to Investor Relations, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

By Order of the Board of Directors

Kevin Sayer
President and CEO

San Diego, California

April 20, 2018

ANNUAL MEETING OF DEXCOM, INC.
Date:	MAY 31, 2018
Time:	2:00 P.M. (Local Time)
Place:	6310 Sequence Drive San Diego, CA 92121

Please make your marks like this: ☒ Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.

1:	Election of Directors	For	Against	Abstain	Directors Recommend ê
	1a. Terrance Gregg	☐	☐	☐	For
	1b. Kevin Sayer	☐	☐	☐	For
	1c. Nicholas Augustinos	☐	☐	☐	For

		For	Against	Abstain
2:	To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐	For

3:	Advisory resolution to approve executive compensation.	☐	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of DexCom, Inc.

to be held on Thursday, May 31, 2018

for Holders as of April 3, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE
Go To		866-286-3130
www.proxypush.com/DXCM
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL
OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Kevin Sayer and Quentin Blackford, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of DEXCOM, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 P.M., PDT on May 31, 2018, at DexCom’s facilities at 6310 Sequence Drive, San Diego, California, and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018, “FOR” APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE ANNUAL MEETING. THE UNDERSIGNED HEREBY REVOKES ANY OTHER PROXY OR PROXIES HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE SHARES OF COMMON STOCK OF THE COMPANY HELD BY THE UNDERSIGNED.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

All votes must be received by 11:59 P.M., Eastern Time, MAY 30, 2018

All votes for ESPP participants must be received by 5:00 P.M., Eastern Time, May 26, 2018.

PROXY TABULATOR FOR DEXCOM, INC P.O. Box 8016 Cary, NC 27512

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Proxy — DexCom, Inc. Annual Meeting of Stockholders May 31, 2018, 2:00 p.m. (Pacific Time) This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Kevin Sayer, Quentin Blackford (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of DexCom, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 6310 Sequence Drive, San Diego, CA 92121, on Thursday, May 31, 2018, at 2:00 p.m., (PT) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:
1. Proposal 1: To elect Directors.

2. Proposal 2: To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

3. Proposal 3: Advisory resolution to approve executive compensation.
The three directors up for re-election are: Terrance Gregg, Kevin Sayer and Nicholas Augustinos.
The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” each proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐